Exhibit 2.6

Execution Version

SHARE PURCHASE AGREEMENT

by and among

Questica Inc.,

Questica USCDN Inc.,

GTY Technology Holdings Inc.,

Fernbrook Homes (Hi-Tech) Limited

Allan Booth

Dennis Parass

Shockt Inc.

Ross Soft Inc.

Craig Ross

1176368 B.C. Ltd.

dated September 12, 2018

-i-

3.17	Environmental, Health, and Safety Matters	34
3.18	Affiliate Transactions; Certain Business Relationships	35
3.19	Competition Act; Investment Canada Act.	35
3.20	Anti-Corruption Laws	35
3.21	Customers	36
3.22	Suppliers	36
3.23	Accounts Receivable; Notes Receivable; Accounts	37
3.24	Books and Records	38

ARTICLE 4 REPRESENTATIONS AND WARRANTIES CONCERNING GTY and Exchangeco		38

4.1	Organization, Qualification and Power	38
4.2	Authorization of Transaction	38
4.3	Capitalization	39
4.4	Non-contravention; Required Consents	40
4.5	Brokers’ Fees	40
4.6	SEC Filings; Financial Statements; Absence of Certain Changes	40
4.8	Litigation; Legal Compliance	41
4.9	Trust Account	41
4.11	Taxable Canadian Corporation	42

ARTICLE 5 PRE-CLOSING COVENANTS		42

5.1	General	42
5.2	Notices and Consents	43
5.3	Operation of Business	43
5.4	Access and Cooperation	44
5.5	Notice of Developments	45
5.6	No Solicitation of Transaction; No Trading	46
5.7	SEC Filings	47
5.8	Registration Rights	49
5.9	Investor Presentations	49
5.10	Certain Business Relationships	49

ARTICLE 6 POST-CLOSING COVENANTS		50

6.1	General	50
6.2	D&O Indemnification	51

ARTICLE 7 CONDITIONS TO OBLIGATION TO CLOSE		53

7.1	Conditions to Obligations of Questica Holders and GTY Parties	53
7.2	Conditions to Obligations of GTY and Exchangeco	54
7.3	Conditions to Obligations of Questica Holders	55

ARTICLE 8 REMEDIES FOR BREACHES OF THIS AGREEMENT		57

8.1	Indemnification	57
8.2	Limitations on Indemnification	58

-ii-

8.3	Notice of Loss; Third-Party Claims	60
8.4	Other Indemnification Matters	62
8.5	Release of Escrow Amount from Escrow	62
8.6	Exclusive Remedy	63
8.7	Roll-Up Transactions	64

ARTICLE 9 TERMINATION		64

9.1	Termination of Agreement	64
9.2	Effect of Termination	65

ARTICLE 10 DEFINITIONS		66

ARTICLE 11 MISCELLANEOUS		81

11.1	Releases	81
11.2	Fees and Expenses	82
11.3	Press Releases and Public Announcements	82
11.4	Employee Information	82
11.5	Entire Agreement	82
11.6	Successors; Assignment; No Third-Party Beneficiaries	82
11.7	Counterparts	83
11.8	Headings	83
11.9	Notices	83
11.10	Governing Law	84
11.11	Amendments and Waivers	84
11.12	Specific Performance	84
11.13	Non-Recourse	85
11.14	Severability	85
11.15	Construction	85
11.16	Currency	86
11.17	Trust Account Waiver	86
11.18	Solicitor-Client Privilege	86
11.19	Questica Holders’ Representative	87

-iii-

Exhibits and Schedules

Exhibit A	Form of Restrictive Covenant Agreement

Exhibit B	Form of Employment Agreement

Exhibit C	Class B Exchange

Exhibit D	Form of Escrow Agreement

Exhibit E	Registration Rights

Exhibit F	Principles of GTY Equity Incentive Plan

Exhibit G	Pre-Closing Reorganization

Exhibit H	Exchangeable Share Provisions and Support Agreement

Exhibit I	Form of Questica Holders Lockup Agreement

Questica Holders’ Disclosure Schedule

GTY’s Disclosure Schedule

-iv-

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into on September 12, 2018 by and among Questica Inc. (“Questica”), a corporation incorporated under the laws of Ontario, Canada, Questica USCDN Inc., a corporation incorporated under the laws of Ontario, Canada (“Questica USCDN”), GTY Technology Holdings Inc., a Cayman Islands exempted company(“GTY”), 1176368 B.C. Ltd., a company incorporated under the Business Corporations Act (British Columbia) (“Exchangeco”), and each of SHOCKT Inc., Dennis Parass, Fernbrook Homes (Hi-Tech) Limited, Allan Booth, and Ross Soft Inc. (collectively, the “Questica Holders”) and Craig Ross in his capacity as Questica Holders’ Representative. All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in ARTICLE 10 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Each of Questica, Questica USCDN, GTY, Exchangeco and the Questica Holders may also be referred to individually herein as a “Party,” and collectively as the “Parties”.

PRELIMINARY STATEMENTS

A.            GTY is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

B.           Exchangeco is an indirect wholly-owned Subsidiary of GTY.

C.           Prior to the Effective Time, GTY will incorporate in the State of Massachusetts a wholly-owned, direct subsidiary of GTY (“Holdings”), for the purpose of consummating the Transaction and the Roll-Up Transactions, and the parties hereto have agreed that it is desirable to utilize Holdings to effectuate the Transaction and for Holdings to file the Registration Statement (as defined herein).

D.           Prior to the Effective Time, a newly formed wholly-owned subsidiary of Holdings (“GTY Merger Sub”) will merge with and into GTY with GTY continuing as the surviving entity upon the terms and subject to the conditions set forth in an agreement and plan of merger by and among Holdings, GTY and GTY Merger Sub (the “GTY Merger”).

E.           After the GTY Merger and prior to the Effective Time, GTY will assign to Holdings all of GTY’s rights, interests and obligations under this Agreement and all agreements in connection with the Roll-Up Transactions.

F.           The Companies and their respective Subsidiaries are engaged in the business of providing budgeting, performance and transparency software products and associated or related services, including to implementation and support services, and all activities ancillary thereto (the “Business”).

G.           Immediately prior to the Effective Time, the Questica Holders own all of the issued and outstanding shares of Capital Stock of the Companies, which consists of, in the case of Questica, 100 Class A Common Shares and 8 Class B Common shares and in the case of Questica USCDN, 108,000 Common shares (collectively, the “Questica Shares”).

H.           Exchangeco desires to acquire all of the Questica Shares and the Questica Holders desire to sell such shares to Exchangeco.

I.           This Agreement sets forth the terms and conditions upon which Exchangeco will purchase from the Questica Holders, and the Questica Holders will sell to Exchangeco all of the Questica Shares.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE; CONSIDERATION

1.1           Purchase and Sale. Subject to the terms and conditions of this Agreement, each Questica Holder agrees to sell, assign and transfer, free and clear of any and all Liens other than restrictions on transfer arising under applicable securities Laws, to Exchangeco and Exchangeco agrees to purchase from each Questica Holder, as of Closing on the Closing Date, all (but not less than all) of the Questica Shares held by each such Questica Holder as of Closing as set forth in Section 3.3(a) of the Questica Disclosure Schedule, which Questica Shares collectively will constitute all (but not less than all) of the issued and outstanding shares of Capital Stock of the Companies as of Closing on the Closing Date.

1.2           Purchase Consideration. The consideration payable to each Questica Holder by Exchangeco for all of the Questica Shares held by it at Closing is the aggregate of the following (collectively, the “Purchase Consideration”):

(a)          the Pro Rata Portion of the Consideration Shares, less the Pro Rata Portion of the Escrow Shares, payable in accordance with the procedures set forth in Section 1.3;

(b)          the Pro Rata Portion of the Cash Consideration payable in accordance with the procedures set forth in Section 1.3; and

(c)          the Pro Rata Portion of the Escrow Shares, the Cash Escrow Amount and the Purchase Price Escrow Amount, if any, that are distributed or paid to the Questica Holders pursuant to the terms of this Agreement, the Escrow Agreement or otherwise, as and when such distributions or payments are required to be made.

For certainty, there is no assurance that the Questica Holders will be entitled to receive any of the distributions or payments contemplated in the foregoing subsection (c).

1.3           Payment and Delivery of Purchase Consideration.

(a)          Exchangeco shall pay the Purchase Consideration at Closing as follows:

(i)          by paying to the Questica Holders’ Representative, or as may otherwise be directed by the Questica Holders’ Representative in writing, at Closing the Cash Consideration by wire transfer of immediately available funds to an account designated in writing by the Questica Holders’ Representative to GTY prior to the Closing Date, and the Questica Holders’ Representative shall distribute, or cause to be distributed, the respective Pro Rata Portions of such funds to the Questica Holders;

(ii)         by issuing to the Questica Holders at Closing their respective Pro Rata Portions of (A) two million Class A Exchangeable Shares, each valued at Ten Dollars ($10.00) per share, less the Pro Rata Portion of the Escrow Shares, and (B) one million Class B Exchangeable Shares (collectively, the “Consideration Shares”) which Consideration Shares (and the Underlying Shares issued on exchange thereof) shall be subject to the Questica Holder Lockup Agreement;

(iii)         by depositing at Closing the Escrow Shares and the Cash Escrow Amount into the Indemnity Escrow Account, which Escrow Shares and Cash Escrow Amount shall be released from the Indemnity Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement; and

(iv)        for the purpose of securing the Questica Holders’ Representative’s obligations under Section 1.5 and Section 1.6, by depositing at Closing $100,000 in cash (the “Purchase Price Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds to an account (the “Purchase Price Escrow Account”) that will be designated and administered by the Escrow Agent pursuant to the Escrow Agreement.

(b)          The Cash Consideration and the Consideration Shares (less the Escrow Shares), are referred to herein, collectively, the “Closing Date Consideration”.

(c)          All amounts in the Purchase Price Escrow Account will be released in accordance with the amounts provided on the Final Purchase Price Adjustment Statement and paid pursuant to Section 1.6 and Section 1.7.

(d)          No certificates evidencing fractional Consideration Shares shall be issued at Closing, and in lieu thereof, each Questica Holder who would otherwise be entitled to a fraction of a Consideration Share shall receive, in lieu of such fractional share, cash in an amount equal to the value of such fractional share.

1.4           Exchange Share Rollover Election. Exchangeco and each Questica Holder receiving Exchangeable Shares as Purchase Consideration at Closing shall, at the request and expense of such holder, make a joint election under subsection 85(1) of the Tax Act and the corresponding provisions of any applicable provincial Tax statute with respect to the sale of Questica Shares sold by such holder. Each such joint election shall specify an elected amount in respect of such Questica Shares to be determined by the relevant holder, subject to the limitations set forth in the Tax Act and the corresponding provisions of any applicable provincial Tax statute.

1.5           Reference Closing Date Statement. No later than two (2) Business Days before the Closing Date, the Questica Holders’ Representative shall deliver to GTY a statement (the “Closing Date Statement”) setting forth or attaching, as applicable:

(a)          the Companies’ good faith estimate of Closing Date Cash (the “Estimated Closing Cash Amount”) and Closing Date Indebtedness (the “Estimated Closing Indebtedness Amount”); and

(b)          the resulting calculation of the Cash Consideration. In connection with the Closing Date Statement, the Questica Holders’ Representative shall deliver to GTY a statement allocating the Purchaser Price as between the Companies for review by GTY. Upon GTY’s review and comment, and the mutual agreement between GTY (acting reasonably) and the Questica Holders’ Representative, such statement shall serve as the allocation of the Purchase Price between the Companies for all purposes under this Agreement.

1.6           Post-Closing Purchase Price Determination.

(a)          After Closing, GTY shall prepare and, within seventy-five (75) days after Closing, GTY shall deliver to the Questica Holders’ Representative, a statement (together with reasonable supporting documentation) setting forth GTY’s determination of (i) Closing Date Cash, and (ii) Closing Date Indebtedness (the “Purchase Price Adjustment Statement”).

(b)          Following the Closing Date, GTY shall permit the Questica Holders’ Representative and its counsel, accountants and other advisors reasonable access (during normal business hours, with the right to make copies) to the financial and other relevant books and records of the Company Parties, in each case for the purposes of the review and objection right and dispute process contemplated in this Section1.6. Notwithstanding the foregoing provisions of this Section 1.6(b), GTY shall not be required to, or to cause the Companies or any of the Companies’ respective Subsidiaries or Affiliates to, grant access to or furnish information to the Questica Holders’ Representative to the extent that (i) such information is subject to an attorney/client or attorney work product privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law provided, however, if the provision of such information to the Questica Holders’ Representative is prohibited pursuant to either subclause (i) or (ii), if possible, GTY will redact such information in such a manner as it will remain subject to attorney/client or attorney work product privilege or the furnishing of such information will no longer be prohibited by applicable Law and provide such information to the Questica Holders’ Representative.

(c)          If the Questica Holders’ Representative disagrees with the Purchase Price Adjustment Statement, the Questica Holders’ Representative shall notify GTY in writing of such disagreement within forty-five (45) days after delivery of the Purchase Price Adjustment Statement, which notice shall describe in reasonable detail the nature of such disagreement, including the specific items involved and the dollar amounts thereof (a “Purchase Price Dispute Notice”). Any component of GTY’s Purchase Price Adjustment Statement that is not the subject of an objection by the Questica Holders’ Representative shall be final and binding on the Parties and deemed to be part of the Final Purchase Price Adjustment Statement. If the Questica Holders’ Representative does not deliver a Purchase Price Dispute Notice within such 45-day period, the Purchase Price Adjustment Statement, as delivered by GTY to the Questica Holders’ Representative, shall be the “Final Purchase Price Adjustment Statement”. If the Questica Holders’ Representative does deliver a Purchase Price Dispute Notice within such 45-day period (the aggregate amount in dispute as set forth in the Purchase Price Dispute Notice, the “Disputed Amounts”), then the Disputed Amounts shall be resolved pursuant to Section 1.6(d).

(d)          GTY and the Questica Holders’ Representative shall negotiate in good faith to resolve any Disputed Amounts and, if the Parties are able to resolve all Disputed Amounts, the Purchase Price Adjustment Statement, as modified to reflect such resolution, shall be the “Final Purchase Price Adjustment Statement”. If GTY and the Questica Holders’ Representative are unable to resolve all Disputed Amounts within twenty (20) days after delivery of the Questica Holders’ Representative’s Purchase Price Dispute Notice, then the Disputed Amounts shall be referred for final determination to a mutually agreed upon nationally recognized firm of independent certified public accountants, which does not have any material relationship with GTY, the Questica Holders’ Representative or any of their respective Affiliates (such firm, or any successor thereto, the “Accounting Arbitrator”) within fifteen (15) days after the end of such 20-day period. If GTY and the Questica Holders’ Representative are unable to agree upon an Accounting Arbitrator within such 15-day period, then the Accounting Arbitrator shall be an accounting firm of national standing designated by the American Arbitration Association in New York, New York which does not have any material relationship with GTY, the Questica Holders’ Representative or any of their respective Affiliates. The Questica Holders’ Representative and GTY shall execute any agreement reasonably required by the Accounting Arbitrator for its engagement hereunder. The Accounting Arbitrator shall consider only those Disputed Amounts which GTY and the Questica Holders’ Representative have been unable to resolve. The Accounting Arbitrator will act as an expert (not an arbitrator) and may select as a resolution the position of either GTY or the Questica Holders’ Representative for each Disputed Amount (based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review) or may impose an alternative resolution which cannot be higher than the highest value or lower than the lowest value presented by each Party for a disputed amount. The Accounting Arbitrator shall deliver to GTY and the Questica Holders’ Representative, as promptly as practicable, and in any event within forty-five (45) days after its appointment, a written report setting forth the resolution of such Disputed Amounts. Such report shall be final and binding upon the Parties. In selecting such resolution, the Accounting Arbitrator shall rely solely on the terms of this Agreement and on written submissions and supporting material provided by GTY and the Questica Holders’ Representative, and at the Accounting Arbitrator’s election, pursuant to responses provided by GTY and the Questica Holders’ Representative to inquiries posed by the Accounting Arbitrator’s review of the foregoing, but not pursuant to an independent review. Upon the decision of the Accounting Arbitrator, the Purchase Price Adjustment Statement, as adjusted to the extent necessary to reflect the Accounting Arbitrator’s decision (and as otherwise adjusted in accordance with this ARTICLE 1), shall be the Final Purchase Price Adjustment Statement. The fees, costs and expenses of the Accounting Arbitrator shall be allocated to and borne by GTY and the Questica Holders’ Representative based on the inverse of the percentage that the Accounting Arbitrator’s determination (before such allocation) bears to the Disputed Amount as originally submitted to the Accounting Arbitrator. For example, should the items in dispute total in amount to $1,000 and the Accounting Arbitrator awards $600 in favor of the Questica Holders’ Representative’s position, 60% of the costs of its review would be borne by GTY and 40% of the costs would be borne by the Questica Holders’ Representative. Notwithstanding anything herein to the contrary, no resolution of any Disputed Amount or any facts, circumstances or events giving rise to any such Disputed Amount, whether by the Accounting Arbitrator otherwise, shall limit the right of any party to assert and prevail on a claim for a breach of a representation or warranty hereunder pursuant to ARTICLE 8.

(e)          “Final Cash Consideration” means an amount equal to: (i) the Cash Purchase Price, less (ii) the Closing Date Indebtedness amount as set forth in the Final Purchase Price Adjustment Statement, less (iii) the Purchase Price Escrow Amount, less (iv) the Cash Escrow Amount, plus (v) the Closing Cash Amount as set forth in the Final Purchase Price Adjustment Statement (in each case, terms used in this paragraph which are not defined in this Agreement shall have the same meaning as those same terms that are defined by reference to “Estimated”, except as finally determined).

(f)          The Questica Holders’ Representative and GTY agree to treat any payment made pursuant to this Section 1.7 as an adjustment to the Purchase Consideration for federal, state, local and non-U.S. income Tax purposes.

1.7           Post-Closing Adjustment Amount.

(a)          The “Adjustment Amount,” which may be positive or negative, shall mean an amount equal to (i) the Final Cash Consideration, minus (ii) the Cash Consideration.

(b)          If the Adjustment Amount is a positive number or zero, then:

(i)          GTY and the Questica Holders’ Representative shall provide joint written instructions to the Escrow Agent to deliver promptly from the Purchase Price Escrow Account all of the funds contained therein to the Questica Holders’ Representative for the benefit of the Questica Holders; and

(ii)         GTY shall promptly pay to the Questica Holders’ Representative the Adjustment Amount for the benefit of the Questica Holders.

(c)          If the Adjustment Amount is a negative number, then GTY and the Questica Holders’ Representative shall provide joint written instructions to the Escrow Agent to deliver promptly from the Purchase Price Escrow Account all of the funds contained therein as follows:

(i)          to GTY, an amount equal to the lesser of: (A) the balance of the Purchase Price Escrow Account, and (B) the absolute value of the Adjustment Amount; and

(ii)         if the absolute value of the Adjustment Amount is less than the balance of the Purchase Price Escrow Account, to the Questica Holders’ Representative the remainder of the Purchase Price Escrow Account, for the benefit of the Questica Holders.

(d)          To the extent that the absolute value of the Adjustment Amount exceeds the balance of the Purchase Price Escrow Account, GTY shall be entitled to recover such excess adjustment amount, at its option and in its sole discretion, from the Indemnity Escrow Account or directly from the Questica Holders.

(e)          Any amounts payable pursuant to this Section 1.7 shall be paid (or joint instruction to the Escrow Agent shall be provided) within two (2) Business Days after final determination pursuant to Section 1.6 of the Final Purchase Price Adjustment Statement, by wire transfer of immediately available funds to an account designated by the Party receiving such payment.

(f)          The Questica Holders’ Representative and GTY agree to treat any payment made pursuant to this Section 1.7 as an adjustment to the purchase price for federal, state, local and non-U.S. income Tax purposes.

1.8           Withholding. Exchangeco, the Escrow Agent and their Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code, the Tax Act, or under any provision of state, local or non-U.S. Tax Law or under any other applicable legal requirement. For greater certainty, the number of Exchangeable Shares shall not be reduced to satisfy any such withholding obligation. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9           Closing. The consummation of the Transaction (the “Closing”) shall take place at the offices of Winston & Strawn LLP in New York, New York, or remotely via electronic exchange of documents and signatures, commencing at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the Transaction (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as GTY and Questica Holders’ Representative may mutually agree in writing (the “Closing Date”).

1.10         Class B Exchange. Subject to the terms and conditions of Exhibit C, after the Closing, the Questica Holders may be entitled, in accordance with the Exchangeable Share Provisions and the terms of the Support Agreement, to exchange the Class B Exchangeable Shares delivered as part of the Consideration Amount into such number of Class A Exchangeable Shares exchangeable into GTY Shares as determined by the Exchangeable Share Provisions.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES CONCERNING the QUESTICA HOLDERS

As an inducement to GTY and Exchangeco to enter into this Agreement and to consummate the Transaction, each Questica Holder hereby represents and warrants to GTY and Exchangeco as of the date of this Agreement and as of the Closing Date (or if a representation or warranty is made as of a specified date, as of such specified date) that:

2.1           Organization, Qualification and Power. Each Questica Holder (a) if it is a corporation or other entity, is an entity as described in Section 2.1 of the Questica Holders’ Disclosure Schedule, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, (b) has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (c) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, in each case, except where the failure to be so organized or existing, to have such power or authority, or to be in good standing would not prohibit such Questica Holder from complying with its obligations under this Agreement or any Ancillary Agreement, as applicable, or otherwise consummating the Transaction.

2.2           Authorization of Transaction. Each Questica Holder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance of this Agreement and each Ancillary Agreement by each Questica Holder, and the consummation of the Transaction, have been duly approved by all requisite action on the part of such Questica Holder. This Agreement and each Ancillary Agreement has been duly executed and delivered by each Questica Holder that is a party hereto and thereto, and assuming the due authorization, execution and delivery of the same by each other party hereto and thereto, this Agreement and each Ancillary Agreement shall constitute the valid and legally binding obligation of each Questica Holder that is a party hereto and thereto, enforceable against such Questica Holder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies.

2.3             Title to Questica Shares.

(a)          Each Questica Holder has good and marketable title to, and is the record and beneficial owner of, the Questica Shares indicated as owned by it in Section 2.3(a) of the Questica Holders’ Disclosure Schedule, free and clear of all Liens. Upon the consummation of the Transaction, Exchangeco will acquire good and valid title to all of the Questica Shares, free and clear of all Liens. Except for the GTY Parties’ rights under this Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law or by Contract) capable of becoming such, for the purchase or acquisition from any Questica Holder of any of the Questica Shares.

2.4           Non-contravention; Required Consents. Except as set forth in Section 2.4 of the Questica Holders’ Disclosure Schedule, the execution, delivery and performance of this Agreement and each Ancillary Agreement, and the consummation of the Transaction by each Questica Holder, does not and will not, directly or indirectly, (a) violate or conflict with any (i) Law or Order applicable to any Questica Holder or (ii) provision of the Organizational Documents of any Questica Holder; (b) except to the extent that such event does not adversely affect the ability of each Questica Holder to consummate the Transaction or perform such Questica Holder’s obligations under this Agreement, conflict with, result in a breach of, constitute a default under (with or without notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify, not renew or cancel, or require any notice or payment under any Contract, Consent or Permit to which any Questica Holder is a party or by which any of their respective assets are bound or subject; (c) result in the creation or imposition of any Lien upon the Questica Shares or, except to the extent that such event does not adversely affect the ability of each Questica Holder to consummate the Transaction or perform such Questica Holder’s obligations under this Agreement, any other assets of any Questica Holder; or (d) require any notice to, filing with, or Permit or Consent of any Governmental Body or any other Person in order to consummate the Transaction. There is no Order, and no Proceeding is pending, or to the Knowledge of the applicable Questica Holder, threatened in writing, against such Questica Holder, or any of its assets, properties or rights, that (x) challenges or questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with the Transaction, (y) seeks to restrain or enjoin, or to obtain monetary damage in respect of, the consummation of the Transaction, or (z) prohibits such Questica Holder from complying with its obligations under this Agreement or any Ancillary Agreement, as applicable, or otherwise consummating the Transaction.

2.5           Litigation. There are no suits or proceedings pending or, to such Questica Holder’s knowledge, threatened in writing, against such Questica Holder at law or in equity, or before or by any Government Body, which would adversely affect such Questica Holder’s performance under this Agreement or the consummation of the Transaction.

2.6           Brokers’ Fees. Except as set forth on Section 2.5 of the Questica Holders’ Disclosure Schedule, no Questica Holder (i) has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction or (ii) has entered into any Contract which could give rise to any liability or obligation of either Company or GTY or any of their respective Affiliates to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

2.7           Investment Purpose. Any GTY Common Stock and Exchangeable Shares received by such Questica Holder as consideration pursuant to this agreement is for such Questica Holder’s own account, for investment purposes only and not with a view to the distribution or public offering thereof in violation of the US Securities Act, or any applicable United States federal or state securities laws or regulations. Such Questica Holder has received and carefully read and understands this Agreement. Such Questica Holder has been furnished with all other materials relating to GTY and the offering of the GTY Common Stock and Exchangeable Shares, if any, which have been requested by such Questica Holder. Furthermore, such Questica Holder has been afforded an opportunity to ask questions of, and receive answers from, GTY in connection with the offering of the GTY Common Stock and Exchangeable Shares. Such Questica Holder acknowledges that: (i) the offer and sale of the GTY Common Stock and Exchangeable Shares has not been and will not be registered under the US Securities Act, or the securities laws of any U.S. state or non-U.S. jurisdiction, and that the offer and sale of the GTY Common Stock and Exchangeable Shares is being made in reliance upon federal and state exemptions for transactions not involving a public offering; and (ii) the GTY Common Stock and Exchangeable Shares may not be resold or transferred except as permitted by the US Securities Act and any applicable U.S. state or non-U.S. securities laws, pursuant to registration or exemption therefrom. Such Questica Holder understands that neither the U.S. Securities and Exchange Commission nor any other federal, state or non-U.S. agency has recommended, approved or endorsed the purchase of the GTY Common Stock and Exchangeable Shares as an investment or passed on the accuracy or adequacy of the information set forth in this Agreement or any other documents used in connection with the offering of GTY Common Stock and Exchangeable Shares.  Such Questica Holder has relied on its own examination of GTY and the terms of the offering of the GTY Common Stock and Exchangeable Shares, including the merits and risks involved, and has reviewed the merits and risks of the purchase of the GTY Common Stock and Exchangeable Shares with tax, legal and investment counsel to the extent deemed advisable by such Questica Holder. Such Questica Holder has obtained, in the judgment of such Questica Holder, sufficient information to evaluate the merits and risks of an investment in GTY. Such Questica Holder has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks associated with such investment and to make an informed investment decision with respect thereto. Other than the representations, warranties, covenants and disclosures set out in this Agreement, the GTY Disclosure Schedules and in any Ancillary Agreement, such Questica Holder has not relied and will not rely upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, GTY or any of its directors, officers, employees, agents, affiliates or representatives.

2.8           Knowledge and Experience. Such Questica Holder has such knowledge and experience in financial and business matters that such Questica Holder is capable of evaluating the merits and risks of the Questica Holder’s investment in the GTY Common Stock and Exchangeable Shares, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Such Questica Holder has had the opportunity to engage, or has engaged, legal, financial, accounting, tax and other advisors, experienced in the evaluation and purchase of securities of companies such as GTY as contemplated hereunder. Such Questica Holder has undertaken such investigation, and has been provided and reviewed such documents and information, as he or it has deemed necessary to enable him or it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Such Questica Holder is an “accredited investor” as that term is defined in Regulation D under the US Securities Act. Such Questica Holder will acquire the GTY Common Stock and Exchangeable Shares for its own account solely for investment purposes and not for the account of others or with a view to the distribution or resale of such GTY Common Stock and Exchangeable Shares or any interests therein. Such Questica Holder understands that the purchase of the GTY Common Stock and Exchangeable Shares represents a highly speculative investment, which involves a high degree of risk of loss. Such Questica Holder cannot expect to be able to liquidate any investment in GTY in the case of an emergency, or perhaps at all. Such Questica Holder has adequate means to provide for such Questica Holder’s current cash needs and possible contingencies, and its financial condition is such that it can afford to bear all risks associated with the purchase of the GTY Common Stock. Such Questica Holder has the financial capacity to hold the GTY Common Stock and Exchangeable Shares for an indefinite period of time and can afford to suffer the complete loss thereof. Such Questica Holder confirms that the GTY Common Stock and Exchangeable Shares were not offered to such Questica Holder by any means of general solicitation or general advertising. Such Questica Holder, either directly or indirectly through its beneficial owners, has a pre-existing business relationship with GTY.

2.9           Disclosure. Such Questica Holder has been given access to all information regarding the financial condition and the proposed business and operations of GTY and its Subsidiaries and all other information that such Questica Holder has requested in order to evaluate its investment in GTY. Prior to the date hereof, GTY has made available to such Questica Holder the opportunity to ask questions of, and to receive answers from, persons acting on behalf of GTY concerning the terms and conditions of this Agreement, and to obtain any additional information desired by such Questica Holder with respect to GTY and its Subsidiaries.

2.10         No Other Representations or Warranties; Acknowledgments. No representations or warranties, oral or otherwise, have been made to such Questica Holder or any party acting on such Questica Holder’s behalf in connection with the investment in the GTY Common Stock and Exchangeable Shares other than the representations and warranties specifically set forth in this Agreement. Such Questica Holder has had an opportunity to consult an independent financial, tax and legal advisor and such Questica Holder’s decision to enter into this Agreement has been based solely upon such Questica Holder’s evaluation. Such Questica Holder is aware that this Agreement provides significant restrictions on such Questica Holder’s ability to transfer or dispose of the GTY Common Stock and Exchangeable Shares. By subscribing for the GTY Common Stock and Exchangeable Shares, such Questica Holder represents and warrants to GTY that its participation in the trade and acceptance of such securities is voluntary and that such Questica Holder has not been induced to participate by expectation of engagement, appointment, employment or continued engagement, appointment or employment with GTY or its Affiliates, as applicable.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING the Companies

As an inducement to GTY and Exchangeco to enter into this Agreement and to consummate the Transaction, each Company and each Questica Holder, jointly and severally, hereby represents and warrants to GTY and Exchangeco as of the date of this Agreement and as of the Closing Date (or if a representation or warranty is made as of a specified date, as of such specified date) that:

3.1           Organization, Qualification and Power. Each Company Party (a) is an entity as described in Section 3.1 of the Questica Holders’ Disclosure Schedule, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, (b) has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (c) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, in each case, except where the failure to be so organized or existing, to have such power or authority, or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a materially negative effect on the Company Parties. Each Company has Made Available to the GTY Parties, prior to the date of this Agreement, correct and complete copies of the Organizational Documents, the minute books, share capital record books and the other books and records of each Company Party, and such books and records are accurate, up-to-date and complete and have been maintained in accordance with all applicable Laws, in each case in all material respects. There have been no formal meetings of the equityholders or the boards of directors (or equivalent body) of the Company Parties or other material corporate actions, resolutions or consents of the equityholders or the boards of directors (or equivalent body) of the Company Parties that are not reflected in such books and records. No Company Party is in default under or in violation of any provision of its Organizational Documents, or, except as disclosed in Section 3.1 of the Questica Holders’ Disclosure Schedule, has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name or trade name within the past three (3) years.

3.2           Authorization of Transaction. Each Company Party has all requisite power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance of this Agreement and each Ancillary Agreement by each Company Party, and the consummation of the Transaction have been duly approved by all requisite action on the part of such Company Party. This Agreement and each Ancillary Agreement has been duly executed and delivered by each Company Party that is a party hereto and thereto, and assuming the due authorization, execution and delivery of the same by each other party hereto and thereto, this Agreement and each Ancillary Agreement shall constitute the valid and legally binding obligation of each Company Party that is a party hereto and thereto, enforceable against such Company Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies.

3.3           Capitalization and Subsidiaries.

(a)          The Questica Shares represent one hundred percent (100%) of the issued and outstanding Capital Stock of the Companies, and Section 3.3(a) of the Questica Holders’ Disclosure Schedule lists the record and beneficial owners of such Questica Shares and the number of Questica Shares owned by each such Person. All of the Questica Shares are duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance, in all material respects, with all applicable Laws, including securities Laws. None of the Questica Shares have been issued in violation of, or are subject to, any restriction on transfer, repurchase option, right of redemption, preemptive right, rights of first refusal or other agreements or rights. Except as set forth in Section 3.3(a) of the Questica Holders’ Disclosure Schedule, there are no (i) other shares or units of Capital Stock or other securities of either Company, (ii) authorized, issued or outstanding equity appreciation rights, phantom equity rights, profit participations or similar rights with respect to either Company or its Capital Stock, (iii) voting agreements, voting trusts, proxies or other Contracts with respect to the voting or transfer of the Capital Stock of either Company, (iv) Contracts under which either Company is or may become obligated to acquire, sell or otherwise issue any Capital Stock or any other securities of either Company; or (v) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Capital Stock or other securities of either Company.

(b)          Section 3.3(b) of the Questica Holders’ Disclosure Schedule lists all of the issued and outstanding Capital Stock of each Subsidiary of each Company, the record and beneficial owners of such Capital Stock and the number of shares or units of Capital Stock owned by each such Person. All of the Capital Stock listed in Section 3.3(b) of the Questica Holders’ Disclosure Schedule is duly authorized, validly issued, fully paid and non-assessable, and has been issued in compliance, in all material respects, with all Laws, including securities Laws, and none of such Capital Stock has been issued in violation of, or is subject to, any restriction on transfer, repurchase option, right of redemption, preemptive right, rights of first refusal or other agreements or rights. Except as set forth in Section 3.3(b) of the Questica Holders’ Disclosure Schedule, there are no (i) other shares or units of Capital Stock of any Subsidiary of either Company, (ii) authorized, issued or outstanding equity appreciation rights, phantom equity rights, profit participations or similar rights with respect to any Subsidiary of either Company, (iii) voting agreements, voting trusts, proxies or other Contracts with respect to the voting or of the Capital Stock of any Subsidiary of either Company, (iv) Contracts under which either Company is or may become obligated to acquire, sell or otherwise issue any Capital Stock or any other securities of any Subsidiary of either Company, or (v) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Capital Stock or other securities of any Subsidiary of either Company. Each Person set forth in Section 3.3(b) of the Questica Holders’ Disclosure Schedule has, and will have immediately following the Closing, good and marketable title to, and is, and will be immediately following the Closing, the record and beneficial owner of, all of the Capital Stock indicated as owned by it free and clear of any and all Liens.

(c)          Except as set forth in Section 3.3(c) of the Questica Holders’ Disclosure Schedule, no Company Party (i) owns, directly or indirectly, any Capital Stock, debt or other investment or interest in any Person, or (ii) has any commitment to contribute to the capital of, share in any losses of, make loans to or otherwise provide financial support to or on behalf of any other Person.

3.4           Non-contravention; Required Consents.

Except as set forth in Section 3.4 of the Questica Holders’ Disclosure Schedule, the execution, delivery and performance of this Agreement and each Ancillary Agreement, and the consummation of the Transaction, does not and will not, directly or indirectly:

(a)          violate or conflict with any (i) Law or Order applicable to any Company Party, or (ii) provision of the Organizational Documents of any Company Party;

(b)          conflict with, result in a breach of, constitute a default under (with or without notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify, not renew or cancel, or require any notice or payment under any Contract, Consent or Permit to which any Company Party is a party or by which any of their respective assets are bound or subject;

(c)          result in the creation or imposition of any Lien upon the Capital Stock or assets of any Company Party or any of the Questica Shares; or

(d)          require any notice to, filing with, or Permit or Consent of any Governmental Body or any other Person in order to consummate the Transaction. There is no Order, and no Proceeding is pending, or to the Knowledge of the Companies or the Questica Holders, threatened in writing, against any Company Party or the Business, or any of their respective assets, properties or rights, that (i) challenges or questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with the Transaction, (ii) seeks to restrain or enjoin, or to obtain monetary damage in respect of, the consummation of the Transaction, or (iii) prohibits any Questica Holder or any Company Party from complying with its obligations under this Agreement or any Ancillary Agreement, as applicable, or otherwise consummating the Transaction.

3.5           Brokers’ Fees. Except as set forth on Section 3.5 of the Questica Holders’ Disclosure Schedule, no Company Party (a) has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction or (b) has entered into any Contract which could give rise to any liability or obligation of either Company or GTY or any of their respective Affiliates to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

3.6           Financial Statements; Absence of Certain Changes.

(a)          Attached to Section 3.6(a)(i) of the Questica Holders’ Disclosure Schedule are correct and complete copies of the following financial statements: (i) the unaudited review engagement balance sheets, statements of retained earnings and statements of earnings for Questica as of and for the fiscal years ended August 31, 2015, 2016 and 2017, and the unaudited notice to reader balance sheets, statements of deficiencies and statements of earnings for Questica USCDN and Questica Ltd. as of and for the fiscal year ended August 31, 2017 (collectively, the “Unaudited Financial Statements”); and (ii) unaudited balance sheets, statements of retained earnings and statements of earnings for each of Questica, Questica USCDN and Questica Ltd. for the 11 month period ended July 31, 2018 (collectively, the “Interim Financial Statements”, and together with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with ASPE applied on a basis consistent with past practices of the Company Parties, subject, in the case of the Interim Financial Statements, to (y) normal and recurring year-end adjustments, the effect of which will not be materially adverse, and (z) the absence of notes that, if presented, would not differ materially from those presented in the Unaudited Financial Statements. The Financial Statements were prepared in accordance with the books of account and other financial records of the Company Parties and the Business, except as may be indicated in the notes or schedules thereto, and present fairly, in all material respects, the financial condition, results of operation, changes in equity and cash flow of the Company Parties and the Business as of their respective dates and for the periods then ending. The Financial Statements comply, in all material respects, with the applicable requirements of Regulation S-X and the Financial Reporting Manual for financial statements to be included in the Registration Statement.

(b)          No Company Party or independent auditor of any Company Party has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls or financial reporting utilized by the Company Parties, (ii) any fraud, whether or not material, that involves the Company Parties’ management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company Parties, or (iii) any claim or allegation regarding any of the foregoing. Each Company has Made Available to the GTY Parties, prior to the date of this Agreement, copies of each management letter delivered to the Company Parties by its accounting firm on or after January 1, 2015 in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company Parties.

(c)          Since the Most Recent Fiscal Year End, the Company Parties and the Business have been conducted in the Ordinary Course of Business, there has not been any Material Adverse Effect and no event has occurred, and, to the Knowledge of the Companies or the Questica Holders, no fact, condition or circumstance exists, which would reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Section 3.6(c) of the Questica Holders’ Disclosure Schedule, since the Most Recent Fiscal Year End, neither the Business nor any Company Party has:

(i)          sold, leased, transferred, assigned, surrendered, abandoned, released, encumbered or otherwise disposed in any way of any asset or property (tangible or intangible) with a value in excess of $50,000, other than sales of inventory in the Ordinary Course of Business;

(ii)         experienced any damage, destruction or loss to its assets or properties (tangible or intangible) in excess of $50,000, whether or not covered by insurance;

(iii)        terminated, amended, modified or entered into any Material Contract (or any Contract that would have been a Material Contract if in existence on the date hereof), or received written notice from any Person regarding the acceleration, termination, modification or cancelation of any Material Contract (or any Contract that would have been a Material Contract if in existence on the date hereof);

(iv)        issued, created, incurred or assumed any Debt involving more than $50,000, except for any inter-company Debt between the Company Parties;

(v)         except in the Ordinary Course of Business, forgiven, cancelled, compromised, waived, released or otherwise disposed of, in any way, any Debt owed to it, or any right, power or claim, involving more than $50,000, except for any inter-company debt between the Company Parties;

(vi)        issued, sold, repurchased, redeemed or made any other disposition or acquisition of any Capital Stock, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any Capital Stock, or declared, set aside, made or paid any dividend or distribution with respect to its Capital Stock, or made any other payment to the holders of its Capital Stock (or any Affiliate of such holders), or amended or made any change to any of its Organizational Documents;

(vii)       (A) granted or announced any increase in salary or bonuses, any incentive award, bonus, severance or similar compensation or otherwise increased the compensation or benefits payable or provided to any present or former director, officer, employee, consultant, advisor, agent or other individual service provider except such grants, announcements and increases set forth on Section 3.6(c)(vii) of the Questica Holders’ Disclosure Schedule required by existing Contracts or that are not in excess of Canadian $5,000; (B) adopted, amended or terminated any Company Benefit Plan or increased the compensation or benefits provided under any Company Benefit Plan, (C) terminated, hired, promoted, or changed the classification (exempt or non-exempt) or status (employee or independent contractor) in respect of any employee, consultant, advisor, agent or other individual service provider that has an annual salary or remuneration in excess of Canadian $100,000, or (D) granted any equity or equity-based awards;

(viii)      made any material commitments outside of the Ordinary Course of Business or in excess of $50,000 for capital expenditures to be paid after the Closing or failed to incur capital expenditures in accordance with any capital expense budget;

(ix)         except as required by applicable Law or ASPE, instituted any material change in the conduct of its business, in its accounting principles, practices or methods, cash management practices or method of purchase, sale, lease, management, marketing or operation;

(x)          taken or omitted to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(xi)         except in the Ordinary Course of Business, (A) made, changed or rescinded any Tax election, (B) settled or compromised any Tax liability, (C) amended any Tax Return or taken any position on any Tax Return, (D) taken any action, omitted to take any action, or (E) entered into any other transaction that would have the effect of materially increasing its Tax liability or materially reducing any of its Tax assets in respect of any taxable period ending after the Most Recent Fiscal Year End;

(xii)        collected its accounts receivable or paid any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case, other than for fair consideration in the Ordinary Course of Business;

(xiii)       except in the Ordinary Course of Business, entered into any material transaction with any Affiliate;

(xiv)      made a material loan or advance to any Person except for any inter-company debt between the Company Parties, other than advances to employees for business expenses or employee benefits to be incurred in the Ordinary Course of Business or transactions with customers on credit in the Ordinary Course of Business;

(xv)       proposed, adopted or effected any business combination, reorganization, recapitalization or other acquisition or disposition of a material amount of assets or properties in any manner (whether by merger or purchase of equity or assets or otherwise) with any Person;

(xvi)      entered into any joint venture, partnership or similar arrangement;

(xvii)     entered into or became subject to any power of attorney;

(xviii)    commenced or settled any material Proceeding, other than in the Ordinary Course of Business;

(xix)       revalued, in any material respect, material assets or properties, including writing off notes or accounts receivable, other than in the Ordinary Course of Business;

(xx)        abandoned, allowed to lapse, transferred or licensed to (or covenanted not to assert against) any Person any material rights to any Intellectual Property other than in the Ordinary Course of Business;

(xxi)       amended, modified, terminated, canceled or permitted to lapse any insurance policies; or

(xxii)      agreed, committed to or entered into any Contract to do any of the foregoing, except as contemplated by this Agreement.

(d)          The Company Parties’ accrued, unpaid and documented Transaction Expenses as of the date hereof, and the Company Parties’ good faith estimate of such Transaction Expenses through and including the Closing Date, are set forth on Section 3.6(d) of the Questica Holders’ Disclosure Schedule.

3.7           Undisclosed Liabilities. Except as set forth in Section 3.7 of the Questica Holders’ Disclosure Schedule, the Company Parties do not have, and the assets, properties and rights of the Business are not subject to, any liabilities (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued) in excess of $100,000 in the aggregate or $50,000 with respect to any individual liability, except for liabilities that (a) are accrued or reserved against on the Financial Statements (but only to the extent of the amount accrued or reserved), (b) were incurred subsequent to the date of the Financial Statements in the Ordinary Course of Business (none of which result from, arise out of, relate to or were caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law), (c) are not, individually or in the aggregate, material in amount, (d) are imposed under applicable Law (other than a liability with respect to a breach of applicable Law); and (e) are imposed under any Contract to which any of the Company Parties is a party (other than with respect to a breach of such Contract) or by which it or its assets or properties are bound and which is required to be (and has been) disclosed in accordance with this Agreement. No Company Party is a guarantor or otherwise liable for any liabilities of any other Person other than endorsements for collection in the Ordinary Course of Business.

3.8           Litigation; Legal Compliance; Permits.

(a)          Except as set forth in Section 3.8(a) of the Questica Holders’ Disclosure Schedule, there is no, and since January 1, 2015, there has been no, material Proceeding pending or, to the Knowledge of the Companies or the Questica Holders, threatened, involving the Company Parties or the Business, or affecting any of their respective assets, rights or properties.

(b)          There are no material Orders to which the Company Parties or the Business are subject, except for regulatory decrees and Orders of general applicability to Persons conducting similar businesses in the affected jurisdiction. Each Company Party has complied with, and is in compliance with, in all material respects, all Laws and Orders applicable to the Company Parties and the Business.

(c)          Section 3.8(c) of the Questica Holders’ Disclosure Schedule contains a true and complete list of all of the material Permits necessary under applicable Laws to permit the Company Parties to lawfully own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to lawfully conduct the business of the Company Parties as currently conducted and as planned to be conducted by the Company Parties. Except as set forth on Section 3.8(c) of the Questica Holders’ Disclosure Schedule, the Company Parties have obtained and are in material compliance with, all such Permits. All such Permits are in full force and effect. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Body. All such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges Since January 1, 2015, (i) there has not occurred any default under any Permit by the Company Parties, (ii) none of the Company Parties have received any written notice from any Governmental Body relating to the revocation or modification of any Permit or with respect to any failure by the Company Parties to have any Permit required in connection with the operation of their businesses and no material violations have been recorded in respect of any Permits, and (iii) to the Knowledge of the Companies or the Questica Holders, there have been no threatened claims, actions, suits or other proceedings or investigations before or by any Governmental Body that would reasonably be expected to result in the revocation or termination of any such Permit that is material to the conduct of the business of either Company and its Subsidiaries as currently conducted.

(d)          There is no bankruptcy or insolvency Proceeding of any character, including, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Company Parties, and no Company Party has taken any action in contemplation of, or which would constitute the basis for, the institution of any such Proceeding. No Company Party is insolvent under any bankruptcy, insolvency, reorganization, moratorium or similar Law, and each Company Party has been paying its respective debts as they become due and within vendor terms.

3.9           Tax Matters.

(a)          The Company Parties and the Business have timely filed all Tax Returns required to be filed by them, and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes owed by the Company Parties (whether or not shown or required to be shown on any Tax Return) have been paid. The Company Parties have made adequate provision in the Financial Statements and their books and records for all Taxes which are not yet due and payable. Neither the Company Parties nor the Business currently is the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2013, no claim has been made by an authority in a jurisdiction where the Company Parties or the Business do not file Tax Returns that either Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company Parties or the Business that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)          Each Company Party has collected, deducted, withheld and paid all Taxes required to have been collected, deducted, withheld and paid by it under applicable Laws. All Forms T4, T4A, W-2 and 1099, as well as any provincial, state, or foreign equivalent required with respect to any amounts paid or owing to any employee or independent contractor, or other Person have been properly completed and timely filed.

(c)          All research and development investment tax credits (“ITCs”) were claimed by each Company Party in accordance with the Tax Act and the relevant provincial Tax Laws and each Company Party satisfied at all times the relevant criteria and conditions entitling it to such ITCs. All refunds of ITCs received or receivable by each Company Party in any taxation year were claimed in accordance with the Tax Act and the relevant provincial Tax Laws and each Company Party satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

(d)          The Questica Shares are not, and are not deemed to be, “taxable Canadian property” to any of the Questica Holders for the purposes of the Tax Act.

(e)          None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the Laws of any province or territory, has applied or will apply to the Company Parties at any time up to and including the Closing Date.

(f)          The terms and conditions made or imposed in respect of every transaction (or series of transactions) between any Company Party that is resident in Canada for purposes of the Tax Act and any Person that is both (i) a non-resident of Canada for purposes of the Tax Act and (ii) not dealing at arm’s length with such Company Party for purposes of the Tax Act do not differ from those that would have been made between persons dealing at arm’s length for purposes of the Tax Act. The method of allocating income and deductions among the Company Parties complies with the principles set forth under applicable Tax Laws on transfer pricing, and each Company has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(g)          Except as set out in Section 3.9(g) of the Questica Holders’ Disclosure Schedule, there is no Proceeding pending, proposed or threatened in writing, against or concerning the Business or any Company Party with respect to any Taxes.

(h)          No Company Party has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i)          No closing agreement is currently in force pursuant to Code §7121 (or any similar provision of Law) with respect to any of the Company Parties, and none of the Company Parties have obtained a ruling from any taxing authority with respect to any Tax which will have any effect after the Closing.

3.10         Real Property; Personal Property.

(a)          None of the Company Parties have or have ever had any Owned Real Property.

(b)          Section 3.10(b) of the Questica Holders’ Disclosure Schedule sets forth the municipal address and legal description of each parcel of Leased Real Property, and a true and complete list of all Leases for each parcel of Leased Real Property. Each Company has Made Available to the GTY Parties, prior to the date of this Agreement, a true and complete copy of each Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Each Company and its Subsidiaries have performed and observed in all material respects all covenants, conditions and agreements required to be performed or observed by the applicable party in connection with the Leases. Neither Company nor any of its respective Subsidiaries are in default under any of the Leases and, to the Knowledge of the Companies or the Questica Holders, no event or circumstance exists that, with the notice or lapse of time, or both, would constitute a default on the part of either Company or any of its Subsidiaries. To the Knowledge of the Companies or the Questica Holders, no party under any of the Leases is in default under any of the Leases and no event or circumstance exists that, with the notice or lapse of time, or both, would constitute a default by any party. Except as set forth on Section 3.10(b) of the Questica Holders’ Disclosure Schedule, no Consent, approval, agreement or notice is required of any party prior to and/or following the consummation of the Transaction under any Company Lease.

(c)          Subject to the respective terms and conditions in the Leases, each Company Party is the sole legal and equitable owner of the leasehold interest in the Leased Real Property indicated as leased by it in Section 3.10(b) of the Questica Holders’ Disclosure Schedule, and holds a leasehold or sub-leasehold estate free and clear of all Liens, other than Permitted Liens.

(d)          Except as set forth in Section 3.10(d) of the Questica Holders’ Disclosure Schedule, with respect to the premises of Leased Real Property: (i) no Questica Holder or Company Party has received any written notice of a threatened condemnation Proceeding, suit or administrative action relating to any such parcel of Leased Real Property or other matters affecting adversely the current use or occupancy thereof; (ii) the operation of the Leased Real Property in the manner in which it is now operated complies, in all material respects, with all zoning, building, use, safety or other similar Laws; (iii) no Questica Holder or Company Party has received any written notice of any pending special Tax, levy or assessment for benefits or betterments that affect any parcel of Leased Real Property; and (iv) no Questica Holder or Company Party has granted, or entered into any Contract granting, to any third party the right of use or occupancy of any such parcel of Leased Real Property or portion thereof, and there are no third parties in possession of any such parcel of Leased Real Property or portion thereof.

(e)          Except as set forth in Section 3.10(e) of the Questica Holders’ Disclosure Schedule and except for properties and assets sold or otherwise disposed of in the Ordinary Course of Business, the Company Parties hold and own good and valid title to, or a valid leasehold interest in, all Contracts, assets, inventory, machinery, equipment and other items of tangible personable property that are (i) reflected on the Financial Statements, or (ii) otherwise used in the operation of the Business, in each case, free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 3.10(e) of the Questica Holders’ Disclosure Schedule, all of the assets, inventory, machinery, equipment and other items of tangible personable property reflected on the Financial Statements or otherwise used in the operation of the Business have been maintained, are in good operating condition and good state of repair, and are adequate for the uses for which they are employed, in each case, in all material respects and subject to normal wear and tear in the Ordinary Course of Business.

(f)          Except as set forth in Section 3.10(f) of the Questica Holders’ Disclosure Schedule, all of the Contracts, assets, rights and properties, whether tangible and intangible or whether real, personal, or mixed, currently owned, leased or licensed by the Company Parties are sufficient for the operation of the Business in the Ordinary Course of Business following the Closing.

3.11         Intellectual Property.

(a)          The former and current products, services and operation of the Business have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate, any Intellectual Property rights of any Person in any respect in the countries where the Company has manufactured, imported, used, offered for sale, licensed or sold such products and services or operated the Business, and no Questica Holder or Company Party has received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, or other violation (including any claim that the Company Parties must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. No Person is interfering with, challenging, infringing upon, misappropriating, or otherwise violating any Owned Intellectual Property.

(b)          The Company Parties own or have the right to use all Intellectual Property that is used or planned for use in, and material to, the Business in the countries where the Company has manufactured, imported, used, offered for sale, licensed or sold such Intellectual Property or operated the Business. Section 3.11(b) of the Questica Holders’ Disclosure Schedule identifies each (i) patent, trademark, service mark, Internet domain name, and copyright registration or application, material unregistered Trademark and material Software which is owned by the Company Parties and (ii) license of Intellectual Property owned by any other Person which is utilized in the operation of the Business, other than licenses of commercially available off-the-shelf Software that: (A) is licensed in executable or object code form pursuant to a nonexclusive, internal use Software license, (B) is not incorporated into, or used in the development, manufacturing or distribution of the products or services of the Company Parties, and (C) is generally available on standard terms for less than $5,000 per annum. Except as set forth in Section 3.11(b)(i) of the Questica Holders’ Disclosure Schedule, all the Intellectual Property required to be disclosed in Section 3.11(b)(i) of the Questica Holders’ Disclosure Schedule is in good standing and to the Knowledge of the Companies or the Questica Holders, all such Intellectual Property that is a patent, registration or application to patent or register Intellectual Property is valid and enforceable. Except as set forth in Section 3.11(b) of the Questica Holders’ Disclosure Schedule, a Company Party is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by the Company Parties or the Business. All the Owned Intellectual Property required to be disclosed in Section 3.11(b)(i) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is threatened or pending, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company Parties).

(c)          The Company Parties have taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information owned by the Company Parties (and any confidential information owned by any Person to whom any of the Company Parties has a confidentiality obligation). No such trade secret or confidential information has been disclosed by any of the Company Parties to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of any of the Company Parties has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Company Parties have obtained from all Persons (including all current and former founders, employees, contractors and consultants) who have created any Intellectual Property for the Company Parties valid and enforceable (1) written assignments of any such Intellectual Property to one of the Company Parties and (2) written irrevocable waivers of moral rights that such Persons may possess in and to such Intellectual Property under the Laws applicable to such Intellectual Property, and each Company Party has Made Available true and complete copies of such assignments and waivers to GTY. To the Knowledge of the Companies or the Questica Holders, no Person is in violation of any such written confidentiality or assignment agreements.

(d)          No funding or facility of any Governmental Body, university, college, other educational institution or research center was used in the development of any material Owned Intellectual Property. No current or former employee or, to the Knowledge of the Companies or the Questica Holders, contractor or consultant who was involved in, or contributed to, the creation or development of any Owned Intellectual Property has performed services for any Governmental Body or a university, college or other educational institution or research center during a period of time during which such employee, contractor or consultant was also involved in, or contributing to, the creation or development of any material Owned Intellectual Property. None of the Company Parties is required to pay any royalty or make any other form of payment to any Governmental Body to allow the use, licensing, assignment or transfer of any Owned Intellectual Property.

(e)          All Software set forth on Section 3.11(b)(i) of the Questica Holders’ Disclosure Schedule (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by the Company Parties as applicable or made available by the Company Parties to their customers;, (ii) operates free of any material defects or deficiencies and does not contain any Self-Help Code, Unauthorized Code, or similar programs, (iii) have been upgraded as necessary so that they are fully functional in every material respect on currently available platforms, and (iv) have been maintained by the Company Parties on their own behalf or on behalf of their customers in accordance with the Company Parties’ contractual obligations to their customers. All copies of source and object codes for all such Software are complete and correct except for minor deviations that would not have an adverse effect on the function or use of any of such Software or cause such Software to malfunction. No Person other than the Company Parties possesses a copy, in any form (print, electronic or otherwise), of any source code for such Software, and all such source code is in the sole possession of the Company Parties and has been maintained on a strictly confidential basis. None of the Company Parties has any obligation to provide any Person access to any such source code. The Company Parties are in possession of all other material relating to the Software used in the Business, as applicable and as reasonably necessary for the use and maintenance, of such Software as used in, or currently under development for, the Business.

(f)          Except as set forth on Section 3.11(f) of the Questica Holders’ Disclosure Schedule, none of the Software set forth on Section 3.11(b)(i) of the Questica Holders’ Disclosure Schedule contains, is linked to or otherwise uses any Publicly Available Software.

(g)          No Publicly Available Software has been combined with, linked to or distributed with or used in whole or in part in the former or current development of any part of any Software that is Owned Intellectual Property, nor used, licensed or distributed to any third party in any combination with such Software in a manner that may (i) require, or condition the use or distribution of such Software on, the disclosure, licensing or distribution of any source code for any portion of such Software or (ii) otherwise impose any material limitation, restriction or condition on the right or ability of the Company Parties to use or distribute such Software or enforce any Owned Intellectual Property in order to comply with any licenses applicable to such Software.

(h)          The IT Assets are operational, fulfill the purposes for which they were acquired or developed, and have security, back-ups and disaster recovery arrangements in place and hardware and Software support, maintenance and trained personnel which are sufficient in all material respects for the current needs of the Business. The Company Parties have disaster recovery and security plans, procedures and facilities and have taken commercially reasonable steps consistent with industry standards to reasonably safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon. The Company Parties have maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(i)          Except as set forth on Section 3.11(i) of the Questica Holders’ Disclosure Schedule, each item of Intellectual Property owned or used by the Company Parties or the Business immediately prior to the Closing will be owned or available for use by the Company Parties and the Business immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company Parties or the Business immediately prior to the Closing.

(j)          The Company Parties are in compliance with, in all material respects, all of confidentiality obligations under each Contract to which the Company Parties are a party.

(k)          The Company Parties have not experienced any material Security Breaches or material Security Incidents, and none of the Company Parties is aware of any written or oral notices or complaints from any Person regarding such a material Security Breach or material Security Incident. None of the Company Parties has received any written or oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Body or self-regulatory authority or entity) regarding any of the Company Parties’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(l)          The Company Parties are and always have been in compliance in all material respects with all applicable Privacy and Security Requirements. The Company Parties have a valid and legal right (whether contractually, by law or otherwise) to access, use or disclose all Personal Information that is processed by or on behalf of the Company Parties in connection with the use and/or operation of its products, services and business. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Company Parties’ rights to own or Process any Personal Information used in or necessary for the conduct of the Business.

(m)          The Company Parties have implemented Privacy Policies as required by applicable Privacy Laws, and the Company Parties are in compliance in all material respects with all such Privacy Policies. None of the Company Parties has used any Tracking Applications in a manner that materially violates any applicable Privacy Laws.

(n)          The Company Parties have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person in compliance in all material respects with all applicable Privacy and Security Requirements.

(o)          The Company Parties are, and have at all times from and after July 1, 2015 been, in material compliance with CASL and any and all other applicable anti-spam legislation in respect of commercial electronic messages sent by, and on behalf of, the Company Parties, or sent by the Company Parties on behalf of third parties.

(p)          The Company Parties have received no complaints from any Person pertaining to CASL compliance, and have received no inquiries, requests for information or other correspondence from the Canadian Radio-televisions and Telecommunications Commission relating to CASL compliance.

(q)          From and after January 15, 2015, each Company has obtained all necessary consents with respect to the computer programs it has, in the course of commercial activity, installed or caused to be installed on any other Person’s computer system, within the meaning of CASL.

(r)          None of the assets transferred to Total ETO Inc. under the Total ETO Asset Purchase Agreement are or have been used in connection with the Business, other than the Split Assets.

3.12         Material Contracts.

(a)          Section 3.12(a) of the Questica Holders’ Disclosure Schedule lists the following Contracts to which any Company Party is a party or by which its assets are bound, or that is otherwise related to the Business (other than any Company Benefit Plan of the Company Parties):

(i)          each Contract, except for Company Government Contracts, that has an annualized value or involves aggregate consideration in excess of $50,000, and that cannot be cancelled without penalty or further payment or without more than ninety (90) days’ notice;

(ii)         each Contract for the purchase or lease of equipment or other personal property involving annual payments in excess of $25,000 or the loss of which would be material to any Company Party or the Business;

(iii)        each Lease;

(iv)        each Contract to make any capital expenditure or to purchase a capital asset with remaining obligations in excess $50,000;

(v)         each Contract relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) of any operating business, material assets or Capital Stock of any Person;

(vi)        each Contract purporting to create a joint venture, partnership or comparable arrangement involving the sharing of profits, losses, costs or liabilities with any other Person;

(vii)       each Contract containing any covenant that purports to restrict or limit any Company Party’s or the Business’ ability (A) to engage in any line of business, (B) to conduct activities in any geographic location, (C) to compete with any Person, (D) to hire or solicit any Person for employment or other business relationship, or (E) to develop, make, license, market, sell or distribute any product or service;

(viii)      each Contract for Debt in excess of $50,000;

(ix)         each collective bargaining agreement with any labor union currently in force and effect;

(x)          each Contract relating to employment or consulting between the Company Parties or the Business, on the one hand, and any of their officers, directors, or executive level employees, on the other hand;

(xi)         each Contract involving a settlement or compromise of any material Proceeding pursuant to which there is any remaining material obligation upon on the Company Parties;

(xii)        each (A) Contract relating to the development, ownership, registration or enforcement of Intellectual Property (other than non-exclusive licenses granted to customers of each Company Party in the Ordinary Course of Business and intellectual property assignment agreement with employees of each Company Party, in each case in the form provided by the Company Parties to GTY and (B) material Intellectual Property License, other than licenses of commercially available off-the-shelf software having a replacement cost of less than $25,000;

(xiii)       each Company Government Contract and Bid with total annual consideration in excess of $200,000;

(xiv)      each Contract requiring any Company Party to provide “most favored status,” “favored pricing,” right of first refusal or first negotiation to any customer or other Person or which imposes any minimum purchase obligations on the Company Parties;

(xv)       each Contract set forth in Section 3.18 of the Questica Holders’ Disclosure Schedule; and

(xvi)      any other Contract that is material to any Company Party and not previously disclosed pursuant to this Section 3.12(a).

(b)          Each Company has Made Available to the GTY Parties, prior to the date of this Agreement, a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto. Each Material Contract is legal, valid, binding, enforceable, and, assuming the due performance of each Material Contract by the other party or parties thereto, in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies. Except as specifically disclosed and described in Section 3.12(b) of the Questica Holders’ Disclosure Schedule: (i) no Company Party is in default under or breach of any Material Contract; (ii) no Material Contract has been cancelled by any Company Party, or to the Knowledge of the Companies or the Questica Holders, any other party thereto; (iii) no counterparty to any Material Contract has or given written notice of its intent to cease to use the goods or services of either Company or the Business, or to terminate, materially reduce or change its relationship with a Company or the Business; (iv) each Company Party has performed all material obligations under such Material Contracts required to be performed by it; (v) no event has occurred and no condition or state of facts exists which, upon giving of notice or lapse of time or both, would constitute a material breach or default under any such Material Contract or would permit the termination, modification or acceleration of such Material Contract or any right or obligation thereunder; and (vi) no Company Party has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract.

3.13         Government Contracts and Bids.

(a)          Except as set forth on Section 3.13(a) of the Questica Holders’ Disclosure Schedule, with respect to each Contract between any of the Company Parties, on the one hand, and any Governmental Body, on the other hand (each a “Company Government Contract”), each Contract that is or has been over the last five (5) years between any of the Company Parties, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Body (each a “Company Government Subcontract”) and each outstanding bid, quotation or proposal by either Company in the last five (5) years that if accepted or awarded could lead to a Contract between a Company, on the one hand, and either any Governmental Body or prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Body (each such outstanding bid, quotation or proposal, a “Bid”):

(i)          Assuming that the applicable Governmental Body and its representatives awarding the applicable Company Government Contract complied with Laws applicable to such process (except to the extent such Laws related to the engagement with a Company Party), such Company Government Contract or Company Government Subcontract (other than Bids) has been legally awarded;

(ii)         All representations and certifications with respect to any Company Government Contract or Company Government Subcontract made by a Company Party were current, accurate and complete in all material respects when made, and the Company Parties have complied in all material respects with all such representations and certifications.

(iii)        The Company Parties are not, and have not been in the last five (5) years, in any material violation, breach or default of any provision of any federal order, statute, rule or regulation, agency supplements or any similar provincial, state or federal Governmental Rule or applicable Law governing any Company Government Contract or Company Government Subcontract. No allegation that any of the Company Parties are or have been in the last five (5) years, in breach or violation in any material respect of any statutory, regulatory or contractual requirement has been made to any of the Company Parties and not withdrawn.

(iv)        During the last five (5) years, the Company Parties have not received a written cure notice, a written show cause notice or a written stop work notice, nor, to the Companies’ or the Questica Holders’ Knowledge, have any of the Companies Parties been threatened with termination for default under any Company Government Contract or Company Government Subcontract.

(v)         No request for equitable adjustment by any Governmental Body or by any Company Party’s vendors, suppliers or subcontractors against it relating to any Company Government Contract or Company Government Subcontract is pending as of the date hereof.

(vi)        There is no Proceeding pending or, to the Companies’ or the Questica Holders’ Knowledge, threatened, in connection with any Company Government Contract or Company Government Subcontract, against the Company Parties, or any of their respective directors or officers, including (i) alleging fraud or under the False Claims Act (31 U.S.C. § 3729-3733), the Procurement Integrity Act (41 U.S.C. § 423), or the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. § 254b), or (ii) the violation of any Governmental Rule or applicable Law relating to any Company Government Contract or Company Government Subcontract.

(vii)       Neither the Company Parties nor, to the Companies’ or the Questica Holders’ Knowledge, any of their respective directors, officers, employees, consultants, or agents, nor any cost incurred by the Company Parties pertaining to a Company Government Contract or Company Government Subcontract is the subject of any audit or investigation, other than within the normal course of business, and no incurred costs have been disallowed, or recommended for disallowance, by any Governmental Body.

(viii)      The Company Parties have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any applicable Governmental Rule referenced therein, including Governmental Rules relating to the safeguarding of, and access to, classified information.

(ix)         The Company Parties have not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Body in connection with the conduct of their respective businesses; to the Companies’ and the Questica Holders’ Knowledge, no such suspension or debarment has been initiated or threatened.

(x)          There are no outstanding written claims between any of the Company Parties and any prime contractor, subcontractor, vendor or other third party arising under or relating to any Company Government Contract or Company Government Subcontract.

(xi)         Neither the Company Parties nor, to the Knowledge of the Companies or the Questica Holders, any of their respective directors, officers or employees is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Body with respect to any operations of the Company Parties.

(xii)        The Company Parties have properly included their proprietary markings on their proposal submissions in response to solicitations and deliverable submissions under Company Government Contracts and Company Government Subcontracts as necessary to preserve their rights in any Owned Intellectual Property included in or covered by the submissions.

(xiii)       The Company Parties have complied in all material respects with all terms and conditions, including standards and requirements incorporated by reference, of the Company Government Contracts and Company Government Subcontracts.

(xiv)      No current operations of the Company Parties are restricted by the Organizational Conflicts of Interest restrictions as set forth in Federal Acquisition Regulation Subpart 9.5.

(b)          The Company Parties and their respective officers, directors, managers, employees, consultants, and agents collectively hold all security clearances necessary for the operation of their businesses as presently conducted. Section 3.13(b) of the Questica Holders’ Disclosure Schedule sets forth a correct and complete list of all security clearances held by the Company Parties and their respective directors, officers, employees, consultants, or agents. To the Knowledge of the Companies or the Questica Holders there are no facts that are reasonably likely to give rise to the revocation of any security clearance of the Company Parties or any of their directors, officers, managers, employees, consultants or agents. The Company Parties and their directors, officers, managers, employees, consultants or agents are in compliance in all material respects with applicable facilities and personnel security clearance requirements of the United States, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual, DOD 5220.22-M.

(c)          The Company Parties have complied in all material respects with all applicable cost accounting standards and cost principles of a Governmental Body as reasonably necessary to document and prove their reservation of rights in Owned Intellectual Property and the Company Parties have not received written notice from the sponsoring United States Government Agency Administrative Contracting Officer or any other Governmental Body of any intent to suspend, disapprove or disallow any material costs.

(d)          To the Knowledge of the Companies or the Questica Holders, all former government personnel that have been employed or retained by the Company Parties comply with applicable Governmental rules specifically related to post-government employment.

3.14         Insurance. Section 3.14 of the Questica Holders’ Disclosure Schedule lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company Parties or the Business, and any active claims being made thereunder. All premiums due and payable under all such policies have been paid, and all such policies are, and immediately following the Closing will be, in full force and effect. There are no claims under such policies which are reasonably likely to exhaust the applicable limits of liability. No Company Party has (a) received any notice or other communication regarding any cancellation or invalidation of any insurance policy, refusal of any coverage or rejection of any claim under any insurance policy or material adjustment in the premiums payable with respect to any insurance policy, or (b) any written self-insurance or co-insurance plan.

3.15         Employees.

(a)          Except as set forth on Section 3.15(a) of the Questica Holders’ Disclosure Schedule none of the Company Parties is a party to any collective bargaining agreement, work council agreement, trade union agreement, or other agreement for the representation of employees. With respect to the Company Parties there is no, and in the past three (3) years there has not been any, labor strike, slowdown, unfair labor practice, work stoppage, picketing or other labor disruption pending or, to the Knowledge of the Companies or the Questica Holders, threatened against either Company or any of its Subsidiaries. No union or labor representative organizing activities are taking place or have taken place in the past three (3) years at any of the locations operated by the Company Parties and no union or labor representative holds bargaining rights with respect to any employees of the Company Parties or has applied or threatened to be certified as the bargaining agent of any employees of the Company Parties. To the Knowledge of the Companies or the Questica Holders, no person has applied to have any Company Party declared a common or related employer pursuant to applicable Law. The Transaction shall not create any trade union notice or consultation obligations for the Company Parties.

(b)          Section 3.15(b) of the Questica Holders’ Disclosure Schedule sets forth a true and complete list of all employees of the Company Parties including each employee’s title, position, location, employing entity, 2017 and 2018 annual rate of compensation or hourly wage, 2017 and 2018 target bonus and other incentive compensation opportunities and bonus and other incentive compensation paid, vacation entitlements and accruals, overtime eligibility and accruals, status (full-time or part-time, exempt or non-exempt, and active or a description of any leave), and date of hire. The Company Parties have not received any claims or complaints regarding unpaid overtime. A representative sample of the employment Contracts of the Companies has been Made Available to GTY.

(c)          Section 3.15(c) of the Questica Holders’ Disclosure Schedule sets forth a true and complete list of each independent contractor, temporary employee, and consultant providing services to the Company Parties, including the fees paid by the Company Parties to each independent contractor, temporary employee, and consultant in 2017 and to-date in 2018 and whether they are subject to a written Contract. Current and complete copies of all such Contracts have been Made Available to GTY.

(d)          The Company Parties are in material compliance with all terms and conditions of employment and all applicable Laws, including those Laws relating to employment, wages and hours, immigration, plant closings and layoff under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and other similar Laws, unemployment insurance, workers’ compensation, pay equity, human rights, discrimination in employment, wrongful discharge, collective bargaining, employment standards, fair labor standards wages and hours, affirmative action, background checks, hiring practices, the collection and payment of social security and other Taxes, workers’ compensation and occupational health and safety. There are no actions, demands, complaints, proceedings, suits, claims, audits, investigations, disputes, or grievances that are pending, or to the Knowledge of the Companies or the Questica Holders, threatened against the Company Parties concerning or affecting any current or former employee, independent contractor, consultant, temporary employee, or applicant, or related to any labor or employment matter and to the Knowledge of the Companies or the Questica Holders there is no basis for such claims. The Company Parties have properly classified all independent contractors, consultants, and temporary employees correctly pursuant to applicable Law and none of the Company Parties has received any notice from any Governmental Body disputing such classification.

(e)          The Company Parties have not (i) taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the WARN Act or similar state, local, or non-U.S. Laws, or otherwise trigger notice requirements or liability under similar state, local, or non-U.S. Laws, or (ii) incurred any liability under the WARN Act or any state, local, or non-U.S. applicable Law that remains unsatisfied.

(f)          The Company Parties, as applicable, have, to the Knowledge of the Companies or the Questica Holders, paid in full (i) to all employees and former employees, any wages, salaries, bonuses, commissions, overtime, cash-outs of accrued and unused vacation or paid time off, leave or severance amounts, or any other amounts that are due and payable, and (ii) to all independent contractors, consultants, and temporary employees, any fees for services that are due and payable.

(g)          Except as disclosed in Section 3.15(g) of the Questica Holders’ Disclosure Schedule, no employee of any Company Party has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(h)          Except as disclosed in Section 3.15(h) of the Questica Holders’ Disclosure Schedule there are no severance, compensation, change of control, employment, retention or other Contracts or benefit plans with current or former employees providing for cash or other compensation, benefits or acceleration of benefits upon the consummation of, or relating to, the transactions contemplated by this Agreement, including a change of control of any of the Company Parties.

(i)          There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Company Party has been reassessed in any material respect under such legislation during the past three (3) years and, to the Knowledge of the Companies or the Questica Holders, no audit of any Company Party is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect any Company Party’s accident cost experience.

(j)          All orders and inspection reports under applicable occupational health and safety legislation (“OHSA”) in the past three (3) years have been Made Available to the GTY Parties. There are no charges pending under OHSA. Each Company has complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

(k)          True and complete copies of all work permits and labour market impact assessment opinion confirmations relating to employees of any Company Party have been made available to the GTY Parties. The Company Parties are in compliance with all terms and conditions of the work permits and the labour market impact assessment confirmations. No audit by a Governmental Body is being conducted, or to the Knowledge of the Companies or the Questica Holders pending, in respect of any foreign workers.

(l)          Section 3.15(l) of the Questica Holders’ Disclosure Schedule lists all employees, independent contractors, consultants and temporary employees covered by any written non-competition or non-solicitation Contract with the Company Parties, and the Company Parties have provided or Made Available to GTY the representative samples of each such Contract. The Company Parties have not sought to enforce any non-competition or non-solicitation Contract covering a former employee of either Company or any Subsidiary of either Company in the past three (3) years.

(m)          The Company Parties have not received written notice and, to the Knowledge of the Companies or the Questica Holders, no management level employee intends to terminate its relationship with the Company Parties.

3.16         Employee Benefits.

(a)           Section 3.16(a) of the Questica Holders’ Disclosure Schedule sets forth an accurate and complete list and description of each “employee benefit plan” as defined in Section 3(3) of ERISA, stock purchase, stock option, stock appreciation right, restricted stock, profits interest, phantom equity or other equity-based, severance, employment, salary continuation, change in control, termination, fringe benefit, bonus, incentive, deferred compensation, profit sharing, pension, retirement, health, life, disability, dental, accident, group insurance, welfare, vacation, and holiday plan, policy or program and any other plan, policy or program providing compensation or benefits to any director, officer, employee, independent contractor or consultant of either Company or its Subsidiaries, which are maintained, sponsored or contributed to by either Company or any of its Subsidiaries or under which any Company Party has any actual or contingent obligation or liability (each, a “Company Benefit Plan”). Any Company Benefit Plan in which any non-U.S. current or former director, officer, employee, independent contractor or consultant of either Company or its Subsidiaries participates is a “Foreign Benefit Plan”.

(b)          With respect to each Company Benefit Plan, each Company has Made Available in the electronic data room to GTY copies of such Company Benefit Plan and any amendments thereto and, with respect to any unwritten Company Benefit Plan, a written description of the terms of such plan, together with all related documentation including (i) the most recent summary plan description (if any) and employee booklet, (ii) the three most recent annual reports on Form 5500s and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable), (iii) the three most recent compliance and nondiscrimination tests, (iv) the three most recent unaudited financial statements, (v) the most recent actuarial valuations, (vi) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan, (vii) insurance contracts, including the stop gap insurance policy for any self-funded Company Benefit Plan, and (viii) any material correspondence with the Internal Revenue Services, the U.S. Department of Labor, or any other Governmental Body.

(c)          With respect to each Company Benefit Plan: (i) each has been maintained, funded, operated, and administered in accordance with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions, benefits, costs and premiums required to be paid with respect to any Company Benefit Plan have been paid or, to the extent not yet due, accrued on each Company’s financial statements, (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification and, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan, and (iv) if required, each Foreign Benefit Plan is registered and approved by the applicable Governmental Body and has been maintained in good standing with the applicable Governmental Body, and nothing has occurred that would reasonably be expected to adversely affect the registered status of such Foreign Benefit Plan.

(d)          Except as set forth on Section 3.16(d) of the Questica Holders’ Disclosure Schedule, (i) if intended to qualify for special Tax treatment, each Foreign Benefit Plan meets all requirements for such treatment, (ii) no advance tax rulings have been sought or received in respect of any Foreign Benefit Plan, (iii) the fair market value of the assets of each Company Benefit Plan, the liability of each insurer for each Company Benefit Plan funded through insurance, or the book reserve established for any Company Benefit Plan together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to or obligations under such Company Benefit Plan, and each Company Benefit Plan has the level of reserves that is reasonable and sufficient to provide for all incurred but unreported claims, and (iv) no insurance policy or any other agreement affecting any Company Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due under such insurance policy or agreement.

(e)          Except as set forth on Section 3.16(e) of the Questica Holders’ Disclosure Schedule, no Company Benefit Plan is, and neither the Company nor any of its Subsidiaries, nor its or their respective ERISA Affiliates has sponsored or contributed to, or has, sponsored, contributed to or been required to contribute to, (i) a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA), (ii) any other pension plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)          No Foreign Benefit Plan is a “registered pension plan”, a “deferred profit sharing plan”, a “retirement compensation arrangement”, a “registered retirement savings plan”, a “pooled registered pension plan”, or a “tax free savings account” as such terms are defined or described in the Income Tax Act (Canada).

(g)          No Company Benefit Plan provides welfare, health, life, death or disability benefits to any officer, director or employee of either Company or its Subsidiaries, or to the beneficiaries or dependents of any officer, director or employee of either Company or its Subsidiaries following retirement or other termination of employment, other than as required by Section 4980B of the Code, or similar applicable Law.

(h)          With respect to the Company Benefit Plans no actions, suits, demands, complaints, audits, investigations, proceedings, or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Companies or the Questica Holders, threatened against either Company or its Subsidiaries. The Company Parties and each ERISA Affiliate have, for purposes of each Company Benefit Plan, and for all other purposes, correctly classified all individuals performing services for any such entity as employees, independent contractors, temporary employees, and consultants, as applicable.

(i)          No Company Party has any obligation or commitment to “gross up” any Person with respect to Taxes under Section 409A or 4999 of the Code.

(j)          Except as set forth in Section 3.16(j) of the Questica Holders’ Disclosure Schedule, neither the execution by either Company of, nor the performance of the transactions contemplated by this Agreement will, either alone or in connection with any other event, (i) result in any payment, severance, or benefit becoming due to any current or former employee, director, officer, independent contractor, or consultant of either Company or any of its Subsidiaries, (ii) increase the amount of any compensation, severance, or benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation, severance, payment, right, or benefit, or (iv) result in any payment that could, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code).

(k)          Each Company Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom, and no Company Benefit Plan will result in any participant incurring income acceleration or Taxes under Section 409A of the Code.

(l)          All employee data necessary to administer each Company Benefit Plan in accordance with its terms and conditions and all Laws is in possession of either Company or its Subsidiaries and such data is complete, correct, and in a form which is sufficient for the proper administration of each Company Benefit Plan.

(m)          Only employees or former employees (or any spouses, dependents, survivors or beneficiaries of any such employees or former employees) of either Company or its Subsidiaries are entitled to participate in the Company Benefit Plans and no entity other than either Company or its Subsidiaries is a participating employer under any Company Benefit Plan.

(n)          Except as set forth on Section 3.16(n) of the Questica Holders’ Disclosure Schedule, no Company Benefit Plan is a Foreign Benefit Plan.

3.17         Environmental, Health, and Safety Matters. Except for matters set forth in Section 3.17 of the Questica Holders’ Disclosure Schedule, and except for matters which would not, individually or in the aggregate, reasonably be expected to result in material Losses:

(a)          The Company Parties and the Business are, and since January 1, 2012 have been, in compliance in all material respects, with all applicable Environmental, Health, and Safety Requirements.

(b)          The Company Parties and the Business have obtained, and are in compliance with the terms of, all Consents and Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities and the operation of the Business since September 1, 2012. A list of all such Permits is set forth on Section 3.17(b) of the Questica Holders’ Disclosure Schedule.

(c)          Since January 1, 2012, none of the Company Parties or the Business have received written notice of any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations, relating to any Company Party or the Business, their current or former facilities or the Real Property arising under Environmental, Health, and Safety Requirements.

(d)          To the Knowledge of the Companies or the Questica Holders, no Owned Real Property or Leased Real Property contains underground storage tanks, and, to the Knowledge of the Companies or the Questica Holders, no Owned Real Property or Leased Real Property has contained underground storage tanks in the past.

(e)          None of the Company Parties or the Business has treated, stored, disposed of, arranged for the disposal of, transported or released any Hazardous Substance in a manner which has resulted or reasonably would be expected to result in a material liability under applicable Environmental, Health, and Safety Requirements.

(f)          To the Knowledge of the Companies or the Questica Holders, there are no environmental conditions on the Real Property that violate applicable Environmental, Health, and Safety Requirements.

(g)          Section 3.17(g) of the Questica Holders’ Disclosure Schedule lists written environmental audits, health and safety audits, Phase I environmental site assessments, Phase II environmental site assessments or investigations, and environmental compliance assessments prepared within the past five (5) years by the Company Parties which are in the Company Parties’ possession and control.

3.18         Affiliate Transactions; Certain Business Relationships. Except as disclosed in Section 3.18 of the Questica Holders’ Disclosure Schedule, (a) there are no Contracts between any Company Party, on the one hand, and any Questica Holder or Company Party, or any of their respective Affiliates, on the other hand, (b) no Questica Holder or Company Party, or any of their respective Affiliates, has any claims against or owes any amount to, or is owed any amount by, any Company Party, or (c) no Questica Holder or Affiliate of any Questica Holder (excluding the Company Parties) has any material interest in or owns any material assets or properties used by the Company Parties or in the conduct of the Business. All Contracts set forth on in Section 3.18 of the Questica Holders’ Disclosure Schedule were made in the Ordinary Course of Business and were negotiated and entered into on an arms-length basis on terms no less favorable to the Company Parties than could have been obtained from an unrelated third party.

3.19         Competition Act; Investment Canada Act.

(a)          For the purposes of Section 110(3) of the Competition Act, each of (i) the total value of the Companies’ assets in Canada plus the assets in Canada that are owned by entities that are controlled by the Companies, and (ii) the gross revenues from sales in or from Canada generated from the assets referred to in (i) above, measured in accordance with the Competition Act, is less than C$92 million.

(b)          Neither of the Companies nor any Subsidiary thereof provides any of the services, or engages in any of the activities of, a “cultural business” within the meaning of the Investment Canada Act.

3.20         Anti-Corruption Laws.

(a)          None of the Company Parties, nor of their respective directors, managers, officers, employees, or agents, in each case, acting for or on behalf of the Company Parties, has offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses in violation of Anti-Corruption Laws, to (i) an executive, official, employee or agent of a Governmental Body, (ii) a director, officer, employee, or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the United Nations, World Bank or International Monetary Fund), in order to obtain or retain business or direct business to the Company Parties or to secure any improper advantage for the Company Parties.

(b)          The Company Parties and their respective directors, managers, officers, employees, and agents are and have been in compliance with Anti-Corruption Laws applicable to the Company Parties. No part of the consideration to be paid in connection with the transactions contemplated by this Agreement shall be used for any purpose that would constitute a violation of any Anti-Corruption Laws.

3.21         Customers.

(a)          Section 3.21(a) of the Questica Holders’ Disclosure Schedule sets forth an accurate and complete list of the names of the ten (10) largest customers of the Company Parties during the calendar years ending December 31, 2016 and December 31, 2017 (measured in each case by dollar volume of purchases during the applicable fiscal year of each Company) (the “Key Customers”) and the dollar amount for which each such customer was invoiced during each such period.

(b)          To the Knowledge of the Companies or the Questica Holders, no event has occurred that would materially and adversely affect either Company or any of its Subsidiary’s relations with any such Key Customer. Since January 1, 2015, no Key Customer (i) has canceled, terminated, or materially modified, or threatened in writing to cancel, terminate or materially modify, its Contract, if any, with either Company or any of its Subsidiaries, (ii) has substantially reduced, or threatened in writing to substantially reduce, the use of products or services of either Company or any of its Subsidiaries, (iii) has sought, or threatened in writing to seek, to reduce the price it pays for products or services of either Company or any of its Subsidiaries or (iv) otherwise materially modified its business relationship with either Company or any of its Subsidiaries. To the Knowledge of the Companies or the Questica Holders, no Key Customer has threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. Neither Company nor its Subsidiaries provides any special rebate, discount or similar programs to any of the Key Customers. No Key Customer has any right to any credit or refund for products sold or services rendered or to be rendered by either Company or any of its Subsidiaries pursuant to any Contract with or practice of either Company or any of its Subsidiaries.

3.22         Suppliers.

(a)          Section 3.22(a) of the Questica Holders’ Disclosure Schedule sets forth an accurate and complete list of the names of the ten (10) largest suppliers of raw materials, supplies, merchandise and other goods and services (collectively, the “Goods”) of the Company Parties during the calendar years ending December 31, 2016 and December 31, 2017 (measured in each case by dollar volume of purchases during the applicable fiscal year of either Company) (the “Key Suppliers”) and the dollar amount for which each such Key Supplier invoiced either Company or its Subsidiaries during such period.

(b)          To the Knowledge of the Companies or the Questica Holders, no event has occurred that would materially and adversely affect either Company or any of its Subsidiary’s relations with any such Key Supplier. Since January 1, 2015, no Key Supplier has (A) canceled, terminated, or materially modified, or threatened to cancel, terminate or materially modify, its Contract, if any, with either Company or any of its Subsidiaries, (B) refused, or threatened to refuse, to supply Goods to either Company or any of its Subsidiaries, (C) breached its obligations to either Company or any of its Subsidiaries in any material respect, (D) failed to comply with the quality, quantity or delivery standards of either Company or any of its Subsidiaries in any material respects or (E) materially modified its business relationship with either Company or any of its Subsidiaries. To the Knowledge of the Companies or the Questica Holders, no Key Supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

3.23         Accounts Receivable; Notes Receivable; Accounts.

(a)          Section 3.23(a) of the Questica Holders’ Disclosure Schedule contains an accurate and complete list and the aging of all accounts and notes receivable of the Companies as of the date set out on such list (“Accounts Receivable”). The Accounts Receivable represent or will represent valid obligations and bona fide transactions arising from or relating to sales actually made or services actually performed in the ordinary course of business. All such Accounts Receivable relate solely to the sale of goods or services to customers of either Company or its Subsidiaries, none of whom are Affiliates of either Company. Except to the extent paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserve shown in the corresponding line items on the Financial Statements or on the accounting records of Company or its Subsidiaries as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the notes and accounts receivable as of the Closing Date than the reserve reflected on the Interim Financial Statements represented of the notes and accounts receivable reflected therein and will not represent a material and adverse change in the composition of such accounts and notes receivable in terms of aging).

(b)          Except as set forth in Section 3.23(b) of the Questica Holders’ Disclosure Schedule, (i) no account debtor or note debtor has refused or threated to refuse to pay its obligations to either Company or any of its Subsidiaries for any reason, (ii) to the Knowledge of the Companies or the Questica Holders, no account debtor or note debtor is insolvent or bankrupt, (iii) no Account Receivable has been pledged to any third party by either Company or any of its Subsidiaries, and (iv) no contest, claim, defense or right of setoff, other than returns in the ordinary course of business relating to the amount or validity of such note or account receivable.

(c)          All accounts payable and notes payable of each Company, whether reflected on the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions in the ordinary course of business consistent with past practice. Since the Most Recent Fiscal Year End, each Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with past practices.

(d)          Section 3.23(d) of the Questica Holders’ Disclosure Schedule sets forth an accurate and complete list of the names of all banks and financial institutions in which either Company or any of its Subsidiaries has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

3.24         Books and Records. The books of account, minute books, stock record books and other records of each Company and its Subsidiaries, all of which have been Made Available to GTY, are accurate and complete in all material respects. The minute books of each Company and each of its Subsidiaries contain accurate and complete records of all meetings held, and corporate action taken by, each Company or any Subsidiary’s stockholders, directors, and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books. At the time of the Closing, all such books and records will be in the possession of each Company and its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING GTY and Exchangeco

As an inducement to the Questica Holders to enter into this Agreement and to consummate the Transactions, GTY and Exchangeco, jointly and severally, hereby represent and warrant, to the Companies and the Questica Holders, as of the date of this Agreement and as of the Closing Date (or if a representation or warranty is made as of a specified date, as of such specified date), that:

4.1           Organization, Qualification and Power. Each GTY Party (a) is duly organized, validly existing and in good standing under the Laws of State of Massachusetts or Grand Cayman, (b) has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (c) is duly licensed or qualified to conduct its business, and if applicable, is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, in each case, except where the failure to be so organized or existing, to have such power or authority, or if applicable, to be in good standing would not, individually or in the aggregate, reasonably be expected to be materially adverse to such GTY Party.

4.2           Authorization of Transaction. Subject to the receipt of the Required Vote, each GTY Party has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and each other Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and to consummate the Transaction. The GTY Board and the board of directors of Exchangeco have unanimously authorized the execution, delivery and performance of this Agreement and each Ancillary Agreement, and subject to receipt of the Required Vote, no other corporate proceedings on the part of the GTY Board or Exchangeco are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement has been duly executed and delivered each GTY Party that is a party hereto and thereto, and assuming the due authorization, execution and delivery of the same by each other party hereto and thereto, this Agreement and each Ancillary Agreement shall constitute the valid and legally binding obligation of each GTY Party that is a party hereto and thereto, enforceable against such GTY Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and by the availability of equitable remedies.

4.3           Capitalization.

(a)          The GTY SEC Filings set forth the authorized, issued and outstanding Capital Stock of GTY. Except as set forth in the GTY SEC Filings filed prior to the date of this Agreement, except for the rights of holders of GTY Public Shares to have their GTY Public Shares redeemed for cash held in the Trust Account and except as contemplated by this Agreement and the Ancillary Agreements, (i) there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Capital Stock of GTY or obligating GTY to issue or sell any shares of Capital Stock; and (ii) there are no outstanding contractual obligations of GTY to repurchase, redeem or otherwise acquire any Capital Stock of GTY. All shares of GTY Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. All outstanding GTY Class A Ordinary Shares and GTY Class B Ordinary Shares have been issued in compliance, in all material respects, with all applicable Laws, including securities Laws, and all requirements set forth in applicable contracts.

(b)          GTY owns, directly or indirectly (through one or more of its Subsidiaries), all of the issued and outstanding Capital Stock of each Subsidiary of GTY. No GTY Party owns, directly or indirectly, any Capital Stock of, or has any commitment to contribute to the capital of, share in any losses of, to make loans or otherwise provide financial support to or on behalf of, any other Person (excluding GTY Parties). Except as set forth in Section 4.3(b) of GTY’s Disclosure Schedule, (i) there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Capital Stock of the Subsidiaries of GTY or obligating of the Subsidiaries of GTY to issue or sell any shares of Capital Stock; and (ii) there are no outstanding contractual obligations of the Subsidiaries of GTY to repurchase, redeem or otherwise acquire any Capital Stock. All Capital Stock set forth in Section 4.3(b) of GTY’s Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(c)          Upon the Closing, the Consideration Shares will be duly authorized, validly issued, fully paid and non-assessable, and shall be issued without violation of any preemptive rights of any third party free and clear of any Liens, other than Permitted Liens.

4.4           Non-contravention; Required Consents.

(a)          Except as set forth in Section 4.4 of GTY’s Disclosure Schedule, the execution, delivery and performance of this Agreement and each Ancillary Agreement, and the consummation of the Transaction, does not and will not, directly or indirectly, (i) violate or conflict with any (A) Law or Order applicable to any GTY Party, or (B) provision of the Organizational Documents of any GTY Party; (ii) conflict with, result in a breach of, constitute a default under (with or without notice, lapse of time or both), result in the acceleration of, create in any party the right to accelerate, terminate, modify, not renew or cancel, or require any notice or payment under any Contract, Consent or Permit to which any GTY Party is a party or by which any of their respective assets are bound or subject; or (iii) result in the creation or imposition of any Lien upon any GTY Common Stock or any assets of any GTY Party, other than Permitted Liens. Except (w) as set forth on Section 4.4 of GTY’s Disclosure Schedule, (x) the Required Vote, (y) the filing with the SEC of the Registration Statement and such other documents in compliance with the US Securities Exchange Act and the US Securities Act as may be required in connection with this Agreement, any Ancillary Agreement and the Transaction and (z) such Consents and Permits, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected be materially adverse to such GTY Party, no GTY Party is required to give any notice to, make any filing with, or obtain any Permit or Consent of any Governmental Body or any other Person in order to consummate the Transaction.

(b)          There is no Order, and no Proceeding is pending or threatened in writing, against any GTY Party, or any of their assets, properties or rights, that (i) challenges or questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with the Transaction, (ii) seeks to restrain or enjoin, or to obtain monetary damage in respect of, the consummation of the Transaction, or (iii) prohibits the GTY Parties from complying with their obligations under this Agreement or any Ancillary Agreement or otherwise consummating the Transaction.

4.5           Brokers’ Fees. Except as disclosed in the GTY SEC Filings, no GTY Party has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction.

4.6           SEC Filings; Financial Statements; Absence of Certain Changes.

(a)          GTY has filed with the SEC all forms, reports, schedules, registration statements and other documents required to be filed by it with the SEC for and since its initial public offering of securities. As of their respective dates, the GTY SEC Filings (i) were prepared in accordance, in all material respects, with the requirements of the US Securities Act or the US Securities Exchange Act, as applicable, as in effect on the date so filed, and (ii) did not, at the time they were filed (or, if amended, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, GTY makes no representation or warranty whatsoever concerning any GTY SEC Filing as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (x) Rule 13a-14 under the US Securities Exchange Act and (y) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act) relating to the GTY SEC Filings are accurate and complete and comply as to form and content with all applicable Governmental Bodies in all material respects.

(b)          Each of the consolidated financial statements included in or incorporated by reference into the GTY SEC Filings (including, in each case, any notes and schedules thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of GTY as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)          The financial records, systems, controls, data and information of GTY are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of GTY or its accountants. GTY has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). The Internal Controls for GTY satisfy the requirements of Rule 13a-15(f) and 15d-15(f) under the US Securities Exchange Act, and such Internal Controls are designed to ensure that all material information concerning GTY is made known on a timely basis to the individuals responsible for the preparation of GTY SEC Filings and other public disclosure documents.

4.7           Since the date of filing of GTY’s Annual Report on Form 10-K for the fiscal year ended on December 31, 2017, none of the GTY Parties have suffered a Material Adverse Effect.

4.8           Litigation; Legal Compliance. Except as set forth in Section 4.8 of GTY’s Disclosure Schedule or as would not reasonably be expected to be, individually or in the aggregate, materially adverse to such GTY Party, (a) there is no material Proceeding pending or threatened in writing, involving the GTY Parties, or affecting any of their assets, rights or properties; (b) there are no material Orders to which the GTY Parties are subject; and (c) each GTY Party has complied with, and is in compliance with all applicable Laws, Orders and Permits applicable to the GTY Parties and has not received any writing alleging any failure to so comply. As of the date of this Agreement, none of the GTY Parties has any material liability except liabilities required by GAAP to be set forth on the consolidated balance sheet of the GTY, except for liabilities that (i) are accrued or reserved against on the face of the most recent consolidated financial statements included in or incorporated by reference into the GTY SEC Filings (including, in each case, any notes and schedules thereto), (ii) were incurred subsequent to the date of the most recent consolidated financial statements included in or incorporated by reference into the GTY SEC Filings (including, in each case, any notes and schedules thereto) in the Ordinary Course of Business,, (iii) result from the obligations of the GTY Parties under this Agreement or any Ancillary Agreement or under any of the Roll-Up Transactions, or (iv) that individually or in the aggregate are not reasonably expected to have a Material Adverse Effect.

4.9           Trust Account. As of the date of this Agreement, GTY has at least $562,277,933.00 Dollars in a trust account at UBS (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that invest solely in United States “government securities”.

4.10         Investment Canada Act. Each GTY Party is controlled by a WTO investor within the meaning of the Investment Canada Act (Canada).

4.11         Taxable Canadian Corporation. Exchangeco is a “taxable Canadian corporation” for the purposes of the Tax Act.

4.12         No Other Representations or Warranties. No representations or warranties, oral or otherwise, have been made to the GTY Parties or any party acting on behalf of the GTY Parties in connection with this Transaction other than the representations and warranties specifically set forth in this Agreement and the Ancillary Agreements. The GTY Parties have had an opportunity to consult an independent financial, tax and legal advisor and the decision of the GTY Parties to enter into this Agreement has been based solely upon the evaluation of the GTY Parties based on information provided by the Company Parties. GTY is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company Parties and the Transaction, which investigation, review and analysis were conducted by the GTY Parties together with their advisors that they have engaged for such purpose. The GTY Parties and their officers, directors, employees, agents, accountants, advisors, bankers and other representatives have been provided with full and complete access to the representatives, properties, offices, and other facilities, books and records of the Company Parties and other information that they have requested in connection with their investigation of the Company Parties and the transactions contemplated hereby. None of the Company Parties or officers, directors, employees, agents, accountants, advisors, bankers and other representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company Parties. GTY acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). GTY acknowledges that, should the Closing occur, GTY shall acquire the equity interests of the Company Parties without any representation or warranty as to merchantability or fitness for any particular purpose of the respective assets of the Company Parties, on an “as is” and “where is” basis, except as expressly set forth in ARTICLE 3 or in any certificate or other writing delivered pursuant hereto. Nothing in this Section 4.12 is intended to (a) modify or limit any of the representations or warranties of the Company Parties set forth in ARTICLE 3 or ARTICLE 3 or in any certificate or other writing delivered pursuant hereto or (b) modify or limit the ability of any GTY Party to bring a claim or to recover for fraud.

ARTICLE 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1           General. Each Party shall, and shall cause its respective Affiliates to, use all commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to (a) consummate and make effective the Transaction, including the execution and delivery of all documents and instruments not specifically contemplated this Agreement or any Ancillary Agreement but which are necessary, proper or advisable in connection such Transaction; provided that nothing herein shall require (x) any GTY Party to take any action to satisfy the conditions set forth in Section 7.2 (save and except that this subsection (x) shall not apply with respect to the conditions set forth in Sections 7.2(e) (subject to Section 5.2), (p), (r) and (t)) or (y) any Company Party to take any action to satisfy the conditions set forth in Section 7.3, and (b) cause the satisfaction, but not waiver, of the other Party’s conditions set forth in ARTICLE 7 below.

5.2           Notices and Consents.

(a)          The Questica Holders shall cause the Companies to, and GTY shall, promptly proceed to prepare and file with the appropriate Governmental Bodies such requests, reports or notifications as may be required or, in the reasonable opinion of GTY or the Questica Holders’ Representative, advisable, in connection with this Agreement. GTY shall and the Questica Holders shall and shall cause the Companies to furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filings or submissions. GTY shall and the Questica Holders shall and shall cause the Companies to keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Body in connection with the transactions contemplated by this Agreement.

(b)          As promptly as practicable after the date hereof, the Questica Holders and the Company Parties shall solicit the Consents set forth on Section 5.2 of the Questica Holders’ Disclosure Schedule. The Questica Holders shall and shall cause the Company Parties to use commercially reasonable efforts, and the GTY Parties shall cooperate in all reasonable respects with the Company Parties, to obtain all such Consents prior to the Closing; provided, however, that no GTY Party shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required.

5.3           Operation of Business. Between the date of this Agreement and the Closing Date, except as otherwise contemplated in this Agreement or in any Ancillary Agreement, as set forth in Section 5.3 of the Questica Holders’ Disclosure Schedule, or with the prior written consent of GTY (not to be unreasonably withheld) the Questica Holders shall cause the Company Parties and their Affiliates to: (i) conduct the Business only in the Ordinary Course of Business; (ii) continue to make capital expenditures in the Ordinary Course of Business; (iii) use commercially reasonable efforts to maintain the business, properties, physical facilities and operations of the Company Parties and the Business, preserve intact the current business organization of the Company Parties, keep available the services of the current officers, employees and agents of the Company Parties, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders and key employees; (iv) not otherwise take any action, or fail to take any reasonable action within its control, that would require disclosure pursuant to Section 3.6(a) of this Agreement; (v) conduct the Business as if the representations in Section 3.6(c) were made as of the date of such action; (vi) not otherwise take any action that would reasonably be expected to result in any of the representations and warranties set forth in Article 3 becoming false or inaccurate such that the condition set forth in Section 7.2(a) would fail to be satisfied; (vii) not repay or incur any Debt or distribute or pay any Cash after 11:59 p.m. Eastern Time on the date immediately prior to the Closing Date; and (viii) not to take any of the following actions, except in the Ordinary Course of Business:

(a)          collect or discount accounts receivable, accelerate the collection of accounts receivable from future periods into more current periods, delay the payment of accounts payable or accrued expenses, decrease the historic levels of inventory, delay the purchase of services or supplies or delay capital repairs or maintenance;

(b)           (i) grant any increase in salary or bonuses, any incentive award, bonus, severance or similar compensation or otherwise increase the compensation or benefits payable or provided (including vacation) to any present or former director, officer, employee, consultant, advisor, agent or other individual service provider except such grants, announcements and increases set forth on Section 3.6(c)(vii) of the Company’s Disclosure Schedule or as required by existing Contracts; (ii) adopt, amend or terminate any Employee Benefit Plan or increased the compensation or benefits provided under any Employee Benefit Plan, (iii) hire, promote, or change the classification (exempt or non-exempt) or status (employee or independent contractor) in respect of any employee, consultant, advisor, agent or other individual service provider or (iv) grant any equity or equity-based awards;

(c)          issue, create, incur or assume any Debt or incur, offer, place, arrange, syndicate, assume, guarantee or otherwise become liable for, any Debt for borrowed money (directly, contingently or otherwise), other than Debt which can be paid-off in full at the Closing;

(d)          make any change in its accounting, auditing or tax methods, principles, periods, practices or elections, including any change or modification to the cash management customs and practices (including the collection of receivables, payment of payables, maintenance of inventory and credit practices), other than those required by applicable Law or ASPE;

(e)          commit to make any future capital expenditure not made prior to Closing, except for capital expenditures that are consistent with the capital expenditure and operating budgets provided to GTY;

(f)          amend or modify any pricing or collection terms of any Material Contract (or any Contract that would have been a Material Contract if in existence on the date hereof), if such amendment or modification would delay or defer cash collection or accounts receivable recordation or recognition under such Material Contract or Contract; or

(g)          agree or commit to do any of the foregoing.

5.4           Access and Cooperation.

(a)          The Companies shall, and shall cause the Company Parties and their Affiliates to: (i) provide the GTY Parties and their respective representatives full access to key personnel, books, records, facilities, properties, customers, suppliers, records, Contracts, documents and data of the Company Parties and the Business, and (ii) furnish the GTY Parties and their respective representatives with copies of all such books, records, Tax Returns, Contracts, documents, data and information as they may reasonably request; provided that such access, investigations and inquiries by or on behalf of the GTY Parties shall (x) be given at reasonable times and upon prior written notice, (y) during normal business hours and without undue interference with normal operations or customer or employee relations and (z) not require the Company parties to furnish any materials prepared by such party’s financial, accounting or legal representatives if, in the reasonable judgment of such party and after consultation with outside counsel, such access would jeopardize any attorney/client or any attorney work product privilege; provided, further, that the Company may limit access as necessary to protect information that, in the Company’s judgment upon advice from counsel, is attorney-client privileged so long as the Company uses its commercially reasonable efforts to provide such information to the extent it is possible to do so without jeopardizing such privilege.

(b)          All information disclosed by or to any Party, any Company Party or any GTY Party, or any of their respective agents and representatives, pursuant to this Agreement shall be kept confidential in accordance with the confidentiality agreement, dated May 14, 2018 (the “Confidentiality Agreement”), between GTY and Questica.

(c)          In the event and for so long as any Party actively is contesting or defending against any charge, complaint or other Proceeding by any other Person in connection with (i) any transaction contemplated under this Agreement or (ii) any event, fact, circumstance, or occurrence or transaction on or prior to the Closing Date involving the Company Parties or the GTY Parties, each other Party shall, and shall cause its Affiliates to, cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary or desirable in connection with such contest or defense thereof, including entering into a joint defense agreement or confidentiality agreement with respect thereto, all at the sole cost and expense of the contesting or defending Party, except to the extent that the contesting or defending Party is entitled to indemnification therefor pursuant to ARTICLE 8.

5.5           Notice of Developments. Each Party shall provide the other Parties with prompt written notice of (a) any failure to comply with or satisfy, in any material respect, any of its covenants, conditions or agreements hereunder, or (b) any event, fact or circumstance that (i) would reasonably be expected to cause any of such Party’s representations and warranties to become untrue or misleading or which would affect its ability to consummate the Transaction, (ii) would have been required to be disclosed by such Party under this Agreement had it existed or been known on the date hereof, (iii) gives such party any reason to believe that any of the conditions of the other Party set forth in ARTICLE 7 would reasonably be expected not to be satisfied, (iv) is of a nature that is or would reasonably be expected to result in a Material Adverse Effect on any such Party or any Company Party, or (v) would, to the Knowledge of the Companies or the Questica Holders, require any amendment or supplement to any GTY SEC Filing provided, however that GTY will notify the Company Parties if it believes that any development set forth in any written notice provided by a Company Party pursuant to this Section 5.2 would require any amendment or supplement to any SEC Filing. Each Party shall have the obligation to supplement or amend its respective Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described therein; provided, that to the extent such supplement or amendment relates to any matter that occurred or existed prior to the date of this Agreement (except to the extent that such representation or warranty was qualified by “Knowledge” in which case the terms of this proviso shall not apply), then such supplement or amendment shall not be deemed to have cured any inaccuracy in or breach of any representation or warrant with respect to such matter contained in this Agreement, including for purposes of indemnification under ARTICLE 8; provided, further, that to the extent such supplement or amendment relates to any matter that occurs or arises on or after the date of this Agreement, then such supplement or amendment shall not form the basis of a claim for a breach hereunder (except to the extent caused by a failure to operate the Company Parties and the Business in the Ordinary Course of Business from and after the date of this Agreement in accordance with the provisions of this Agreement), but may be considered for purposes of determining the satisfaction of the conditions in ARTICLE 7. Such obligations of the Parties to amend or supplement their respective Disclosure Schedules shall terminate on the earlier to occur of x) the termination of this Agreement and (y) the Closing Date.

5.6           No Solicitation of Transaction; No Trading.

(a)          Until earlier of the Closing or the valid termination of this Agreement pursuant to ARTICLE 9, the Questica Holders and the Companies and their respective Affiliates and each of its and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives shall not, directly or indirectly: (i) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than as contemplated by this Agreement or any Ancillary Agreement or to effectuate the Closing) relating to any transaction involving (A) the sale of any Capital Stock, assets (other than the sale of inventory in the Ordinary Course of Business) or debt of the Company Parties, (B) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the Company Parties, or (C) any similar transaction or business combination involving the Company Parties (in each case, an “Acquisition Proposal”); (ii) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal; (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal; (v) enter into any agreement or agreement in principle requiring any Party or Company Party to abandon, terminate or fail to consummate the Transaction or breach its obligations hereunder or thereunder; or (vi) propose or agree to do any of the foregoing. The Questica Holders and the Companies and their respective Affiliates and its and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to result in an Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished with respect to an Acquisition Proposal (except to the extent required by Law or internal compliance policies or procedures) and immediately terminate all physical and electronic data room access previously granted to any Person with respect to an Acquisition Proposal.

(b)          The Companies and the Questica Holders acknowledge and agree that the Company Parties, the Questica Holders and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the GTY Parties, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable non-U.S. and domestic Laws on Persons possessing material nonpublic information about a public company. The Companies and the Questica Holders hereby agree, for themselves and on behalf of the Company Parties, and each of their respective Affiliates and representatives, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, or while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of GTY, communicate such information to any other Person (except for professional advisors who are under a professional duty of confidentiality with respect to such information), take any other action with respect to GTY, or cause or encourage any Person to do any of the foregoing.

5.7           SEC Filings.

(a)          As promptly as practicable, GTY shall prepare and file a Current Report on Form 8-K pursuant to the US Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”), and the Parties shall issue or cause to be issued, as applicable, a mutually agreeable press release of GTY and the Companies announcing the execution of this Agreement (the “Signing Press Release”).

(b)          As promptly as reasonably practicable after the date hereof GTY, the Companies and the Questica Holders shall cooperate with, and provide all reasonable assistance in the preparation of the PCAOB Financial Statements of the Company and its Subsidiaries and the other target companies involved in the Roll-Up Transactions, GTY, the Companies and the Questica Holders shall cooperate with, and provide all reasonable assistance in the preparation of, and GTY shall file with the SEC, the Registration Statement which shall (i) comply as to form, in all material respects, with, as applicable, the provisions of the US Securities Act and (ii) include a proxy statement (the “Proxy Statement”) for the purpose of soliciting proxies from GTY Shareholders to vote at the GTY Shareholder Meeting in favor of the GTY Shareholder Voting Matters that will also constitute a prospectus pursuant to which the securities of Holdings issuable in connection with the GTY Merger will be registered under the Securities Act. GTY, each Company and each Questica Holder shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing, and GTY shall thereafter, in compliance with the relevant requirements of the US Securities Exchange Act, file and mail or deliver the Proxy Statement to the stockholders of GTY. GTY shall advise the Companies and the Questica Holders’ Representative promptly after it receives notice thereof, of the respective times when any supplement or amendment has been filed, of the issuance of any stop order, or of any request by the SEC for amendment of any of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Parties acknowledge that a substantial portion of the Registration Statement and certain other forms, reports and other filings required to be made by GTY under the US Securities Act and the US Securities Exchange Act in connection with the Transaction (collectively, “Additional GTY Filings”) shall include disclosure regarding the Company Parties and the Business, and their management, operations and financial condition. Accordingly, the Companies and the Questica Holders shall and shall cause the Company Parties to, as promptly as reasonably practicable, provide GTY with all information concerning the Questica Holders and the Company Parties, the Business, their management, operations and financial condition, in each case, that is reasonably required to be included in the Registration Statement, Additional GTY Filings or any other GTY SEC Filing. The Companies and the Questica Holders shall make and shall cause the Company Parties to make, their Affiliates, directors, officers, managers and employees available to GTY and its counsel in connection with the drafting of the Registration Statement and Additional GTY Filings and responding in a timely manner to comments thereto from the SEC. If, at any time prior to the Closing, the Parties discover or become aware of any event, fact or circumstance relating to the Questica Holders, the Company Parties or the Business, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which should be set forth in an amendment or a supplement to the Registration Statement so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. GTY shall make all necessary filings with respect to the Transaction under the US Securities Act, the US Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder. GTY, acting through the GTY Board, shall include in the Proxy Statement the recommendation of the GTY Board that the GTY Shareholders vote in favor of the adoption of this Agreement and the approval of the GTY Shareholder Voting Matters; provided, however, that the GTY Board may withdraw or modify such recommendation if the GTY Board determines in good faith, after consultation with outside counsel, that failure to do so could be inconsistent with its fiduciary obligations under applicable Law.

(c)          At least five (5) days prior to Closing, GTY shall begin preparing, in consultation with Questica Holders’ Representative, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the Transaction pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the Transaction (“Closing Press Release”). Concurrently with the Closing, GTY shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(d)          The Companies and the Questica Holders covenant and agree, jointly and severally, that the information (i) relating to the Questica Holders, the Company Parties or the Business, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, or (ii) provided by the Companies, the Questica Holders or any Company Party, or any of their respective Affiliates or representatives, in any case, to be contained in the Proxy Statement, the Additional GTY Filings, any other GTY SEC Filing, any document submitted to any other Governmental Body or any announcement or public statement regarding the Transaction (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (w) the time such information is filed, submitted or made publicly available, (x) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GTY, (y) the time of the GTY Shareholder Meeting, or (z) the Closing.

5.8           Registration Rights. GTY hereby provides the registration rights covenants set out in Exhibit E for the benefit of the Questica Holders receiving GTY Common Stock. The Questica Holders agree to use good faith efforts to communicate with GTY prior to reselling the Consideration Shares and the Underlying Shares to ensure an orderly disposition that maximizes value for all holders of GTY Common Stock provided however that the Questica Holders shall be under no such obligation with respect to reselling the Underlying Shares in order to realize proceeds for the purposes of paying any Tax incurred due to the exchange of the Consideration Shares into Underlying Shares.

5.9           Investor Presentations. Each Party shall, and shall cause its Affiliates and its and their respective officers, employees, and advisors, including legal and accounting advisors, to provide, on a timely basis, all cooperation and information that that is reasonably necessary and customary in connection with preparation of investor presentations related to the Transaction and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances.

5.10         Certain Business Relationships. The Companies and the Questica Holders shall cause the Company Parties, as applicable, to cause all of the Contracts which are or are required to be set forth in Section 3.18 of the Questica Holders’ Disclosure Schedule (regardless of whether they are, in fact, so listed) to be terminated at or prior to the Closing.

5.11         Restrictive Covenants Election. The Questica Holders and GTY agree that no portion of the Purchase Consideration is specifically allocated to a restrictive covenant hereunder. At the request of the Questica Holders’ Representative, GTY will duly and timely make an election under 56.4 of the ITA with the Questica Holders in prescribed form and manner and under any analogous provisions of any applicable Law, in respect of the restrictive covenants granted under this Agreement or any Ancillary Agreement. The Questica Holders shall be responsible for preparing and filing the election form, together with any other documents required to be filed with the election, within the prescribed time limits in order for the election to be valid.

5.12         Pre-Closing Reorganization. Prior to the Closing Date, the Questica Holders and the GTY Parties shall engage in good faith negotiations to finalize the terms of, and to implement, if agreement is reached among such parties, a pre-closing reorganization of Questica substantially in accordance with the terms set forth in Exhibit G (the “Pre-Closing Reorganization”), and any other terms agreed to by all such parties. Notwithstanding anything contained herein to the contrary, any actions taken to effect the completion of a Pre-Closing Reorganization in accordance with the provisions of this Section will not constitute a breach of any representation, warranty covenant or condition contained herein, and any breach of any term of this Agreement is hereby waived by all Parties to the extent such breach resulted from effecting the Pre-Closing Reorganization in accordance with the terms hereof.

5.13         Financial Statements and Related Information. The Company shall cooperate with, and provide all necessary information to, PWC LLP to allow it to prepare, and shall deliver to GTY as soon as practicable after receipt, (a) audited consolidated financial statements of the Company and its subsidiaries, including the audited consolidated balance sheet, statement of operations and comprehensive income (loss) and statement of changes in stockholders’ equity (deficit) and statement of cash flows as of and for the year ended December 31, 2017, together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a signed report of the Company’s independent auditor with respect thereto, which report shall refer to the standards of the PCAOB and shall be unqualified, (b) audited consolidated financial statements of the Company and its subsidiaries, including consolidated balance sheets, statement of operations and comprehensive income (loss) and statement of changes in stockholders’ equity (deficit) and statements of cash flows as of and for the nine (9) month period ended September 30, 2018 (and the unaudited comparable period in the prior year) together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X, accompanied by a signed report of the Company’s independent auditor with respect thereto, which report shall refer to the standards of the PCAOB, (c) all other audited and unaudited financial statements of the Companies and their Subsidiaries required under the applicable rules, regulations and guidance of the SEC to be included in the Registration Statement and/or the Closing Form 8-K and (d) all selected financial data of the Companies and their Subsidiaries required by Item 301 of Regulation S-K, in each case to be included in the Registration Statement and the Closing Form 8-K (collectively, the financial statements and information referred to in this Section 5.14, the “PCAOB Financial Statements”).

5.14         Amendment of Asset Purchase Agreement. Questica shall cause the Asset Purchase Agreement dated July 31, 2018 between Questica Inc. and Total ETO Inc. (the “Total ETO Asset Purchase Agreement”) to be amended in a form reasonably acceptable to GTY to address the following: (i) all assets identified as to be “split” in Schedule A to the Total ETO Asset Purchase Agreement (the “Split Assets”) shall be split in such a manner that each fork of the split is independently owned by Questica, on the one hand, and Total ETO Inc., on the other hand, and each party shall be free to use, commercially exploit and transfer its ownership interest in such Split Assets without the consent of, sharing revenue with, or making any accounting to the other; (ii) each party may independently develop and maintain the Split Assets in its discretion and will own any modifications, derivative works and improvements of the Split Assets made by or on behalf of such party, subject to the parties’ joint ownership interest in the underlying Split Assets; (iii) the amendment will identify any third party Software or other third party Intellectual Property included in the Split Assets (“Third Party IP”) and address sharing of such Third Party IP in accordance with all applicable agreements with such third parties; (iv) if Questica is required to obtain any additional license rights to any Third Party IP to continue its use of the Split Assets, Questica shall obtain such rights at Questica’s expense; and (v) Questica will not use any of the other assets transferred to Total ETO Inc. under the Total ETO Asset Purchase Agreement.

ARTICLE 6

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

6.1           General. Following the Closing, each Party shall take such further actions and execute and deliver such further documents and instruments as may be required or reasonably requested by any other Party to consummate fully the Transaction and to effect the other purposes of this Agreement and the Ancillary Agreements.

6.2           D&O Indemnification.

(a)          From and after the Closing, GTY shall, subject to any change in additional or lesser coverage in amount, scope, cost of premium or otherwise as decided by a majority of the GTY Board, provide or shall cause to be provided to each individual who becomes a director of any GTY Party (the “Covered Persons”), rights to indemnification, advancement of expenses, exculpation from liability and directors’ and officers’ insurance which are at least as favorable to such individuals as the rights to advancement of expenses, exculpation from liability and directors’ and officers’ insurance set forth in the Organizational Documents of the Companies.

(b)          For a period of six (6) years after the Closing, the GTY Parties shall either maintain director and officer liability insurance or acquire a director and officer liability run-off policy, which in either case shall provide coverage for the individuals who were officers, directors or managers of the Company Parties or the GTY Parties prior to Closing comparable to the coverage provided as of the date hereof under the policy or policies maintained by the Company Parties for the benefit of such individuals.

(c)          From and after the Closing, in the event any GTY Party or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets to any Person, then, and in each such case, to the extent necessary, unless occurring by operation of law, proper provision shall be made so that the successors and assigns of GTY assume the obligations set forth in this Section 6.2.

(d)          The provisions of this Section 6.2, (i) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, each Covered Person and his heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

6.3           Post-Closing Tax Covenants.

(a)          The Questica Holders’ Representative will cause to be prepared and filed on a timely basis the Canadian income Tax Returns for any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) which have not been filed at the Closing Date, in a manner consistent with past practices, except as required by applicable Law (the “Pre-Closing Tax Returns”). The Questica Holders’ Representative shall provide a draft of the Pre-Closing Tax Returns to GTY no later than 45 days prior to its due date, for GTY’s review and reasonable comment. The Questica Holders’ Representative shall revise the Pre-Closing Tax Returns to reflect the GTY’s reasonable comments. To the extent that any Taxes are payable in respect of a Pre-Closing Tax Period that were not reflected in the Final Purchase Price Adjustment Statement, the Questica Holders shall promptly pay such amounts to GTY. Amounts paid by the Questica Holders pursuant to this Section 6.3(a) shall be treated as an adjustment to the Final Cash Consideration.

(b)          GTY shall prepare all other Tax Returns of the Company Parties, including all Tax Returns for a Straddle Period required to be filed by a Subsidiary of either of the Companies after the Closing Date (the “Straddle Period Tax Returns”). Each such Straddle Period Tax Return shall be prepared in a manner consistent with the applicable Subsidiary’s past practice except as otherwise required by applicable Law. GTY shall submit each such Straddle Period Tax Return to the Questica Holders’ Representative at least 30 days prior to the due date for the filing of such Straddle Period Tax Return (taking into account any valid extensions of time to file), the Questica Holders’ Representative shall have the right to review and comment on such Straddle Period Tax Return and GTY shall reflect any reasonable changes thereto requested by the Questica Holders’ Representative. In respect of any Straddle Period, the portion of such Taxes allocable to the Questica Holders shall be (i) in the case of any Taxes, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the day before the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed equal to the amount which would be payable if the relevant Straddle Period ended as of the end of the day before the Closing Date.

(c)          To the extent that any Company Party is entitled to a rebate, refund or credit of Taxes with respect to any Pre-Closing Tax Period or the portion of a Straddle Period ending on the day before the Closing Date and such rebate, refund or credit is not reflected in the Closing Date Statement, GTY shall deliver such amount (net after Tax and costs) to the Questica Holders, or as otherwise directed by the Questica Holders’ Representative, within 30 days of receipt of written notice of such refund, rebate or credit; it being understood that should the amount of such rebate, refund or credit of Taxes be subsequently reduced, assessed or reassessed by a Governmental Body, the Questica Holders shall pay to GTY an amount equal to such reduction, assessment or reassessment (including any interest surcharge and applicable penalties). Amounts paid by GTY pursuant to this Section 6.3(c) shall be treated as an adjustment to the Final Cash Consideration.

(d)          To the extent a tax liability is shown on such a return that is allocable to the Questica Holder pursuant to Section 6.3(b), the Questica Holders will deliver promptly such amount to GTY. Amounts paid by the Questica Holders pursuant to this Section 6.3(d) shall be treated as an adjustment to the Final Cash Consideration.

(e)          GTY will, if the Questica Holders so requests, cause the relevant entity to file for and obtain any refunds or credits to which the Questica Holders may be entitled hereunder. GTY will permit the Questica Holders to control (at the Questica Holders’ expense and sole discretion) the prosecution and content of any such refund or credit claim.

(f)          The Parties shall, and shall each cause each of their Subsidiaries and Affiliates to, provide to each other such cooperation and information, as and to the extent reasonably requested by the another Party, in connection with the filing of Tax Returns, determining liability for Taxes, and any audit or other legal proceeding with respect to Taxes, each at their own expense. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information reasonably relevant to any such Tax Returns, Tax liability, or audit or other legal proceeding. Each Party will retain all Tax Returns and related records and materials of the Company Parties for the Tax periods first ending after the Closing Date and for all prior Tax periods until the expiration of the applicable statute of limitations (and, to the extent another Party reasonably requests, any extensions thereof) for the Tax periods to which the Tax Returns and other records and materials relate, and abide by any applicable record retention agreements entered into with any Governmental Body. Thereafter, the Party holding such Tax Returns or related records or materials may dispose of them provided that such Party shall give the other Party notice prior to doing so, and, if another Party so requests, allow another Party to take possession or make copies of such Tax Returns or related records or materials. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(g)          GTY will not, and will cause the Company Parties not to, (i) make any amendment of any Tax Return of such Subsidiary to the extent such Tax Return relates to any Pre-Closing Tax Period or Straddle Period without the Questica Holders’ Representative’s prior written consent, or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period or Straddle Period without the Questica Holders’ Representative’s prior written consent, except to the extent that such amendment or election does not result in additional Taxes for any of the Company Parties for which GTY may be indemnified pursuant to Section 8.1(a).

ARTICLE 7

CONDITIONS TO OBLIGATION TO CLOSE

7.1           Conditions to Obligations of Questica Holders and GTY Parties. The obligations of each of the Companies, each of the Questica Holders, GTY and Exchangeco to consummate the Transaction are subject to the satisfaction or written waiver (where permissible) of the following conditions:

(a)          the Registration Statement shall have been declared effective by the SEC;

(b)          the Required Vote shall have been obtained;

(c)          there shall not be any Law or Order in effect preventing consummation of the Transaction, in whole or in part, or any Proceeding seeking to restrain, prevent, change or delay the consummation of the Transaction, in whole or in part;

(d)          (i) the GTY Stock Redemption shall have been completed in accordance with the terms hereof and the Proxy Statement, and (ii) GTY shall have delivered to the Questica Holders evidence that, immediately after the Closing (and following any GTY Stock Redemption), GTY will have no less than the Necessary Cash Amount as permitted under the Trust Agreement; and

(e)          the GTY Merger shall have been declared effective.

7.2           Conditions to Obligations of GTY and Exchangeco. The obligations of each of GTY and Exchangeco to consummate the Transaction are subject to satisfaction or written waiver (where permissible) of the following conditions:

(a)          (i) each of the representations and warranties of the Questica Holders contained in Article 2 shall be true and correct in all respects as of the Closing Date (including with reference to any materiality qualifications set forth in such representation or warranty), as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date), and (ii) each of the representations and warranties related to the Companies contained in Article 3, including Section 3.9 (Tax Matters), shall be true and correct (without giving effect to any limitation as to materiality set forth therein) in all material respects as of the Closing Date, except for the Fundamental Representations (except for the Section 3.9 (Tax Matters)), which must be true and correct in all respects as of the Closing Date (including with reference to any materiality qualifications set forth in such representation or warranty), in each case as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date);

(b)          each Questica Holder and each Company Party shall have performed and complied with, in all material respects, all of the covenants and agreements in this Agreement to be performed by it prior to or at the Closing other than the covenants and agreements set forth in Section 5.14, which each Questica Holder and each Company Party shall have performed and complied with in all respects prior to or at the Closing;

(c)          there shall not have been a Material Adverse Effect with respect to any Questica Holder (to the extent that such Material Adverse Effect renders such Questica Holder unable to transfer its portion of the Questica Shares pursuant to this Agreement), any Company Party or the Business;

(d)          Questica Holders’ Representative shall have delivered to GTY a certificate, dated as of the Closing Date, certifying (i) that each of the conditions specified above in Section 7.2(a), (b) and (c) is satisfied, (ii) the Organizational Documents of each Company Party, (iii) the authorizing resolutions of each Company Party and each Questica Holder that is not an individual, and (iv) the incumbency and signatures of the Persons signing this Agreement or any Ancillary Agreement on behalf of each such Questica Holder and any Company Party;

(e)          the Consents or Permits set forth in Section 7.2(e) of the Questica Holders’ Disclosure Schedule shall have been obtained;

(f)          each Questica Holder shall have delivered to Exchangeco Certificates representing the Questica Shares duly endorsed in blank for transfer, or accompanied by irrevocable stock transfer powers duly executed in blank, in either case, by the holders of record, together with evidence satisfactory to Exchangeco that Exchangeco has been entered upon the books of each Company as the holder of the Questica Shares;

(g)          Questica Holders’ Representative shall have delivered to GTY duly executed resignations and releases effective as at Closing of each director and officer of each Company Party specified by GTY in writing;

(h)          Questica Holders’ Representative shall have delivered to GTY the Escrow Agreement executed by Questica Holders’ Representative and the Escrow Agent;

(i)          each Questica Holder shall have delivered to GTY a duly executed Questica Holder Lockup Agreement;

(j)          Questica Holders’ Representative shall have delivered to GTY a good standing certificate (or equivalent certificate) issued not more than ten (10) days prior to the Closing Date for each Questica Holder that is not an individual and each Company Party;

(k)          Questica Holders’ Representative shall have delivered to GTY evidence of the termination of each Contract set forth on Section 3.18 of the Questica Holders’ Disclosure Schedule;

(l)          Questica Holders’ Representative shall have delivered to GTY duly executed pay-off letters, releases, Lien discharges and such other evidence of the satisfaction in full of all Debt of the Company Parties and the release of all Liens (other than Permitted Liens) on the assets and properties of the Company Parties;

(m)          each of the Questica Holders shall have delivered to GTY a duly executed Restrictive Covenant Agreement;

(n)          each of Craig Ross and TJ Parass shall have delivered to GTY a duly executed Employment Agreement;

(o)          GTY has received PCAOB Audited Financial Statements which do not deviate from the Financial Statements in a manner such that, as determined by GTY, in good faith and acting reasonably, the Financial Statements can no longer be deemed to accurately reflect the financial position of the Companies in all material respects as of the date of such Financial Statements;

(p)          each of the Companies shall have continued under the BCBCA;

(q)          Questica Holders’ Representative shall have delivered to GTY evidence of completion of the Pre-Closing Reorganization;

(r)          the Questica Holders’ Representative shall have delivered to GTY the Support Agreement duly executed by the Questica Holders’ Representative; and

(s)          the Roll-Up Transactions have closed or will close substantially simultaneously with the Closing.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to GTY.

7.3           Conditions to Obligations of Questica Holders. The Companies’ and the Questica Holders’ obligations to consummate the Transaction are subject to satisfaction or written waiver (where permissible) of the following conditions:

(a)          each of the representations and warranties of GTY and Exchangeco contained in ARTICLE 4 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) in all material respects as of the Closing Date, except for the Fundamental Representations, which must be true and correct in all respects as of the Closing Date, in each case as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date);

(b)          each of GTY and Exchangeco shall have performed and complied with, in all material respects, all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(c)          the articles of incorporation of Exchangeco shall include the Exchangeable Share Provisions;

(d)          GTY shall have delivered to Questica Holders’ Representative a certificate, dated as of the Closing Date, certifying (i) that each of the conditions specified above in Section 7.3(a), (b) and (c) is satisfied; (ii) the Organizational Documents of each GTY Party, (iii) the authorizing resolutions of each GTY Party, and (iv) the incumbency and signatures of the Persons signing this Agreement or any Ancillary Agreement on behalf of each GTY Party;

(e)          Exchangeco shall have issued and delivered the Consideration Shares, less the Escrow Shares, and the Cash Consideration pursuant to Section 1.3;

(f)          Exchangeco shall have deposited the Escrow Shares and Escrow Cash with the Escrow Agent;

(g)          GTY shall have delivered to Questica Holders’ Representative the Escrow Agreement, duly executed by GTY, Exchangeco and the Escrow Agent;

(h)          there shall not have been a Material Adverse Effect with respect to any GTY Party, which shall not include any GTY Stock Redemption;

(i)          GTY shall have delivered to the Questica Holders an executed assignment agreement assigning this Agreement to Holdings in connection with the GTY Merger and providing that Holdings will succeed to all rights, interests and obligations of GTY under this Agreement and all agreements in connection with the Roll-Up Transactions as if it were an original signatory thereto;

(j)          GTY shall have delivered to each of the Questica Holders a duly executed Restrictive Covenant Agreement;

(k)          GTY shall have delivered to each of TJ Parass and Craig Ross a duly executed Employment Agreement; and

(l)          GTY shall have delivered the Support Agreement duly executed by GTY, Exchangeco and Callco.

(m)          All such agreements, documents and other items shall be in form and substance reasonably satisfactory to the Questica Holders’ Representative.

ARTICLE 8

REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1           Indemnification.

(a)           Indemnification by Questica Holders. Effective at and after the Closing, subject to the terms and conditions of this ARTICLE 8, the Questica Holders, acting through Questica Holders’ Representative, shall indemnify and hold harmless GTY, its Affiliates and their respective officers, directors, attorneys, accountants, representatives, agents, successors and assigns (such Persons, including each Company and its Subsidiaries from and after the Closing, collectively, the “GTY Indemnitees”) from and against any Losses resulting from, arising out of or relating to:

(i)          on a several basis with respect to such Questica Holder only: (A) any breach or inaccuracy in any representation or warranty of such Questica Holder set out in Article 2, and (B) any breach of any covenant or agreement of such Questica Holder in this Agreement or any Ancillary Agreement;

(ii)         on a joint and several basis: (A) any breach of or inaccuracy in any representation or warranty of any Company Party in this Agreement (except with respect to Article 2), any Ancillary Agreement or any certificate delivered pursuant hereto or thereto, (B) any breach of any covenant or agreement of any Company Party in this Agreement or in any Ancillary Agreement, (C) any disputes or Proceedings among the Questica Holders with respect to the matters set out herein and which involve a GTY Indemnitee (but only on a joint and several basis as between the disputing Questica Holders), (D) any and all unpaid Debt, to the extent not actually deducted from the Final Cash Consideration, (E) the sale of the Engineer-to-Order Software Business, including the sale thereof, (F) Taxes of any Company Party in respect of a period (or portion thereof) ending on or prior to the Closing Date; and

(iii)        on the same basis as set forth in (i) and (ii) above, any Third Party Claim related to the foregoing that alleges facts that, if true, would entitle the GTY Indemnitees to recovery under this ARTICLE 8 (the matters set out in (i), (ii) and (iii) collectively, the “GTY Indemnifiable Matters”).

The Questica Holders acknowledge and agree that no Questica Holder or controlling Affiliate of any Questica Holder shall (x) be a GTY Indemnitee for purposes of this Agreement solely by virtue of its direct or indirect ownership of any GTY Common Stock, or rights thereto, issued as equity consideration pursuant to this Agreement, or (y) have any claim or right to contribution or indemnity from any GTY Indemnitee (including any claim or right pursuant to Section 6.2 of this Agreement) with respect to any Loss paid by the Questica Holders pursuant to this ARTICLE 8.

(b)          Indemnification by GTY. Effective at and after the Closing, subject to the terms and conditions of this ARTICLE 8, GTY shall indemnify and hold harmless each Questica Holder and each of their Affiliates and their respective officers, directors, attorneys, accountants, representatives, agents, successors and assigns (such Persons, excluding each Company and its Subsidiaries from and after the Closing, collectively, the “Questica Holder Indemnitees”) from and against any Losses resulting from, arising out of or relating to (i) any breach of or inaccuracy in any representation or warranty of any GTY Party (excluding the Company Parties) in this Agreement, any Ancillary Agreement or any certificate delivered pursuant hereto or thereto, (ii) any breach of any covenant or agreement of any GTY Party (excluding the Company Parties) in this Agreement or in any Ancillary Agreement or (iii) any Third Party Claim related to the foregoing that alleges facts that, if true, would entitle the Questica Holder Indemnitees to recovery under this ARTICLE 8 (collectively, the “Questica Holder Indemnifiable Matters” and, together with the GTY Indemnifiable Matters, the “Indemnifiable Matters”).

8.2           Limitations on Indemnification.

(a)          Survival.

(i)          The representations and warranties in this Agreement, any Ancillary Agreement and any certificate delivered pursuant hereto or thereto shall survive the Closing until the date that is eighteen (18) months following the Closing Date, except that the (A) Fundamental Representations shall survive indefinitely, except for the representations and warranties contained in Section 3.9, which shall survive for 90 days beyond the applicable limitations or reassessment period and (B) the representations and warranties set forth in Section 3.11 shall survive until the date that is twenty-four (24) months following the Closing Date.

(ii)         The covenants and other agreements contained in this Agreement shall survive the Closing and remain in full force and effect until the date that is 90 days after such covenants have been performed in accordance with their terms.

(iii)        Any claim related to actual fraud may be made at any time without limitation.

(iv)        Any other claim under this Agreement shall survive until the date that is six (6) years after the Closing Date.

Notwithstanding the foregoing, any claim made under and in accordance with this ARTICLE 8 prior to the expiration of the applicable period set forth above shall survive until such claim is finally resolved and any applicable limitations period is extended or varied to the fullest extent permitted by applicable Law.

(b)          Threshold. Subject to the other limitations set forth in this Agreement, including this Section 8.2, no amount shall be payable by any Indemnifying Party pursuant to, under, relating to or in connection with Section 8.1(a)(ii)(A) unless and until (i) the amount of such claim, together with any other related claims arising out of the same facts or circumstance, exceeds $50,000 (an “Indemnifiable Claim”) and (ii) the aggregate amount of all Losses otherwise payable in connection with all Indemnifiable Claims exceeds an amount equal to $400,000 (the “Threshold”), after which the Indemnifying Party shall be liable for all Losses and not just those Losses that are in excess of the Threshold; provided, that the foregoing limitation shall not apply in respect of any Losses relating to (y) any breach of or inaccuracy in any Fundamental Representation (except that any breaches of, or inaccuracies in, Section 3.4(a)(i) shall be subject to the Threshold), or (z) any intentional or fraudulent breaches of any representations or warranties.

(c)          Liability Cap. $8,000,000 shall serve as the maximum liability of all Indemnifying Parties which may be recovered from the Indemnifying Parties pursuant to, under, relating to or in connection with Section 8.1(a)(ii)(A) (except for the representations and warranties in Section 3.11, which will be governed by clause (iii) below) or Section 8.1(a)(iii) (with respect to Third Party Claims that allege facts that, if true, would entitle the GTY Indemnitees to recovery under Section 8.1(a)(ii)(A)); provided, that the foregoing limitation shall not apply in respect of any Losses (and such Losses shall not reduce the foregoing limitation) relating to (i) any breach of or inaccuracy in any Fundamental Representation, (ii) any breach due to actual fraud or (iii) any breach of or inaccuracy in any of the representations and warranties set forth in Section 3.11, in which case the maximum liability of all Indemnifying Parties under this clause (iii) shall be $12,000,000 (which limitation shall not be reduced by any Losses recovered hereunder except for Losses relating to a breach of or inaccuracy in the representations and warranties set forth in Article 3, except for Fundamental Representations), provided, however, that, except in the case of actual fraud, in no circumstance shall the aggregate liability of a Questica Holders pursuant to this Agreement exceed the aggregate Purchase Consideration actually received by such Questica Holders.

(d)          Questica Holders’ Liability. The representations and warranties of each Questica Holder in Article 2 are given on a several basis by each Questica Holder with respect to itself only. Accordingly, the particular Questica Holder making the representations and warranties in Article 2 will be solely liable for such representations and warranties as they pertain to itself, but not as they pertain to the other Questica Holders. The remainder of the representations, warranties, covenants and indemnification obligations of each Questica Holder in this Agreement are made jointly and severally by each Questica Holder with each other Questica Holder in accordance with the terms of this Agreement. Accordingly, each Questica Holder is jointly and severally liable to the GTY Indemnitees for any breach, default or violation of any such matters to the extent provided in this Article 8. Subject to the limitations set forth herein, in the case of any GTY Indemnifiable Matter, the GTY Indemnified Parties shall, after having exhausted the Indemnity Escrow Account in accordance with this Article 8, be entitled to seek direct recourse against the Questica Holders.

8.3           Notice of Loss; Third-Party Claims.

(a)          If a GTY Indemnitee or a Questica Holder Indemnitee (the “Indemnified Party”) intends to make claim for Losses under this ARTICLE 8, then the Indemnified Party shall give the Party or Parties obligated to provide indemnification pursuant to this ARTICLE 8 (the “Indemnifying Party”) written notice (a “Breach Notice”) of such Indemnifiable Matter which the Indemnified Party has determined has given or would give rise to a right of indemnification under this Agreement within thirty (30) days of such determination, setting forth (i) a brief description of the nature of the Indemnifiable Matter, (ii) the underlying representation, warranty, covenant or agreement alleged to have been breached and the facts then known as it relates to the Indemnifiable Matter, and (iii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), if known and quantifiable; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations under this ARTICLE 8, except to the extent that such failure shall have materially adversely affected the ability of the Indemnifying Party to defend against or reduce its or the Indemnified Party’s liability. The Indemnifying Party shall have thirty (30) days after receipt of the Breach Notice to dispute the contents of the Breach Notice during which such period the Indemnified Party shall provide the Indemnifying Party with all such information as the Indemnifying Party may reasonably request and the Indemnified party shall further provide the Indemnifying Party with reasonable assistance in its investigation. If the Indemnified Party and the Indemnifying Party are unable to resolve the disputes to the Breach Notice, if any, within thirty (30) days of the Indemnifying Party’s receipt of the Breach Notice, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(b)          If an Indemnified Party receives notice of any Proceeding with respect to an Indemnifiable Matter which may give rise to a claim for Losses under this ARTICLE 8 (a “Third Party Claim”), within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations under this ARTICLE 8, except to the extent that such failure shall have materially adversely affected the ability of the Indemnifying Party to defend against or reduce its or the Indemnified Party’s liability. The Indemnifying Party shall have the right, at its option, by written notice to the Indemnified Party, to assume the entire control of the defense, compromise or settlement of the Third Party Claim, and shall be entitled to appoint a recognized and reputable counsel to be the lead counsel in connection with such defense that is reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim:

(i)          the Indemnifying Party shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Party reasonably informed of the status of such defense;

(ii)         the Indemnified Party shall cooperate with the Indemnifying Party in any such defense, compromise or settlement thereof, including the selection of counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall make available to the Indemnifying Party all information and documents related to such Third Party Claim; and

(iii)        the Indemnified Party (A) may participate in such defense and retain one law firm reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s expense if the Indemnified Party has been advised by outside legal counsel that there exists a conflict of interest between the Indemnifying Party and the Indemnified Party or that there are one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or (B) may participate in such defense at the Indemnified Party’s expense in all other circumstances.

Notwithstanding anything to the contrary in this Section 8.3, the Indemnifying Party shall not be entitled to assume or conduct the defense of any Third-Party Claim (without the prior written consent of the Indemnified Party, in its sole discretion) if (i) such Third-Party Claim relates to or arises in connection with any criminal action, subpoena, criminal investigative demand, criminal investigation or criminal proceeding of a Governmental Body, (ii) such Third-Party Claim seeks an injunction or equitable relief against any Indemnified Party, (iii) the Indemnifying Party has failed or is failing to defend in good faith such Third-Party Claim, (iv) the assumption of the defense of the Third-Party Claim would, in the good faith judgment of the Indemnified Party, give rise to conflicts of interest, (v) the assumption of the defense of the Third-Party Claim would have, in the good faith judgment of the Indemnified Party, a material adverse effect on the business relationship between the Indemnified Party and any Persons with whom it has material business dealings, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party’s counsel is not reasonably satisfactory to the Indemnified Party, or (viii) the Indemnifying Party has not agreed and acknowledged in writing for the benefit of the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided hereunder with respect to such Third-Party Claim, subject to the limitations set forth in this ARTICLE 8. If the Indemnifying Party (i) does not elect to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (ii) after assuming the defense of a Third-Party Claim, fails to take steps necessary to defend diligently such Third-Party Claim or (iii) is not entitled to defend the Indemnified Party against a Third-Party Claim pursuant to this Section 8.3, the Indemnified Party shall have the right, but not the obligation to, assume such defense and shall have the sole power to direct and control such defense, with counsel of its choosing it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim (including the payment of the reasonable fees and expenses of the Indemnified Party’s counsel by the Indemnifying Party) shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only which are indemnifiable in full by the Indemnifying Party and such Indemnifying Party has funded the payment of such monetary damages in full, (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim and (iii) such settlement does not include any statement or admission of fact regarding culpability of, or failure to act by or on behalf of, the Indemnified Party; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim in accordance with this Section 8.3, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party.

8.4           Other Indemnification Matters. For purposes of determining (a) whether there has been any inaccuracy in or breach of any representation or warranty and (b) the amount of Losses resulting from any such inaccuracy in or breach of any representation or warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this ARTICLE 8, the representations and warranties contained in this Agreement shall be read as if such terms and phrases were not included in them.

8.5           Release of Escrow Amount from Escrow.

(a)          Any indemnifiable Losses payable to the GTY Indemnitees in accordance with ARTICLE 8 (other than any losses payable with respect to Fundamental Representations) shall be paid: (i) first, from the Escrow Amount then remaining in the Indemnity Escrow Account; and (ii) next, if the Indemnity Escrow Account has been exhausted, by the Questica Holders in accordance with their responsibility to pay such amount pursuant to Section 8.2(d) and subject to Section 8.2(c).

(b)          On the date that is eighteen (18) months after the Closing Date (the “Indemnity Escrow Release Date”), GTY and the Questica Holders’ Representative shall provide a joint written instruction to the Escrow Agent (in accordance with the terms of the Escrow Agreement) to release any remaining portion of the Indemnity Escrow Account to the Questica Holders’ Representative, in trust for the Questica Holders; provided, that if, no later than 6:00 pm on the day prior to the Indemnity Escrow Release Date, GTY notifies the Escrow Agent in writing that all or a portion of the Indemnity Escrow Fund is subject to claims under Section 8.1(a) that have not been finally determined (the “Outstanding Claims”), the amount released by the Escrow Agent from the Indemnity Escrow Fund on the Indemnity Escrow Release Date shall be equal to the amount then held by the Escrow Agent in the Indemnity Escrow Account, less the sum of any amounts subject to the Outstanding Claims. If at any time after the Indemnity Escrow Release Date, the amount of the Indemnity Escrow Account then held by the Escrow Agent exceeds the sum of any amounts subject to the Outstanding Claims, GTY and Questica Holders’ Representative shall provide a joint written instruction to the Escrow Agent to promptly release such excess amount to the Questica Holders’ Representative in trust for the Questica Holders.

(c)          Subject to the terms of the Escrow Agreement, in the event that the GTY Indemnitees are entitled to indemnification from all or any of the Questica Holders pursuant to this ARTICLE 8, GTY and the Questica Holders’ Representative shall deliver a joint written instruction, or written instruction from GTY or the Questica Holders’ Representative attaching a final non-appealable court order from a court of competent jurisdiction, to the Escrow Agent setting forth the amount of such Loss and directing the Escrow Agent to release and transfer to the GTY Indemnitees pursuant to this ARTICLE 8: either (x) an amount in cash equal to 100% of such Loss, to the extent the GTY Indemnitees have suffered out-of-pocket Losses, or (y) to the extent such Losses are not out-of-pocket Losses suffered by any GTY Indemnitee, an amount in cash equal to 75% of such Loss and the number of Escrow Shares equal to the lesser of:

(i)          that number of Escrow Shares then held in the Escrow Account equal to (A) the amount of 25% of the Loss, divided by (B) the 30-Day VWAP, calculated as of the date of such payment; and

(ii)         that number of Escrow Shares then held in the Indemnity Escrow Account equal to (A) the amount of 25% of the Loss divided by (B) $10.00, in each case, subject to the Escrow Agreement.

Notwithstanding, the foregoing, the Questica Holders shall have the right, but not the obligation, to (A) pay to any GTY Indemnitee, in cash from the remaining Cash Escrow Amount, an amount equal to the value of the Escrow Shares that otherwise would be released and delivered to such GTY Indemnitee in respect of such Loss or (B) to the extent no GTY Indemnitee has suffered out-of-pocket Losses, pay to any GTY Indemnitee, in Escrow Shares (calculated as set forth above), an amount equal to the cash that would otherwise be released from the Escrow Account and delivered to such GTY Indemnitee in respect of such Loss. For purposes of this Agreement, “30-Day VWAP” means the volume weighted average price of a share of GTY Common Stock, for the 30 trading days immediately prior to the date of calculation (as reported by Bloomberg L.P. or a similar organization and as adjusted for splits, dividends, reorganizations, recapitalizations and the like).

(d)          Concurrently with any such transfer of Escrow Shares to any GTY Indemnitee, Questica Holders’ Representative shall take all actions reasonably requested by GTY to effect such transfer, including delivering such certificates (if the Escrow Shares are certificated) and related transfer powers and indemnities by the Questica Holders to the GTY Indemnitees and providing customary representations as to organization, existence and good standing of the Questica Holders, the legal right and requisite power and authority of the Questica Holders to execute and deliver such instruments of transfer, the ownership and title to the Escrow Shares so transferred, that each Questica Holder has the sole right to transfer such Escrow Shares and has not granted any rights to purchase or interests of any kind in such Escrow Shares to any other Person, and that upon the closing of such transfer, the GTY Indemnitees shall receive record, legal and beneficial ownership of and good title to such Escrow Shares, free and clear of any Liens. Questica Holders’ Representative hereby grants a power of attorney and proxy in favor of GTY to take any action to consummate any of the actions contemplated by this Section 8.5, which power of attorney and proxy is irrevocable, coupled with an interest and shall survive indefinitely.

(e)          Any dividends declared on any Escrow Shares shall not be delivered to the Escrow Agent but shall be paid to the Questica Holders’ Representative, in trust for the Questica Holders, or as the Questica Holders’ Representative may otherwise direct in writing.

8.6           Exclusive Remedy. Except as provided in the last sentence of this Section 8.6, each Party hereby (a) acknowledges and agrees that, from and after the Closing, the sole and exclusive remedy of such Party, with respect to any and all claims for Adverse Consequences arising out of or relating to this Agreement or any Ancillary Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article 8, and (b) acknowledges and agrees that, to the extent required by applicable Law to be effective, the agreements, waivers and releases contained in this Section 8.6 are conspicuous. Notwithstanding any of the foregoing, nothing contained in this Article 8 or elsewhere in this Agreement or any Ancillary Agreement shall in any way impair, modify or otherwise any Party’s right to (y) bring any claim or Proceeding against any other Party based upon such other Party’s actual fraud, or (z) right to seek or obtain specific performance of any covenant or agreement required to be performed by the terms of this Agreement or any Ancillary Agreement.

8.7           Roll-Up Transactions. The Companies and the Questica Holders acknowledge and agree that GTY and Exchangeco are not making any representations or warranties with respect to the Persons that are party to the Roll-Up Transactions, and that all rights to claims against such Persons will reside solely with GTY and that none of the Company Parties or the Questica Holders will have any rights whatsoever to make such claims or be subrogated to such claims (except to the extent where such waiver is not permitted under applicable Law).

8.8           Adjustments for Tax Benefits. In determining Losses for purposes of this Agreement, the Parties shall make appropriate adjustments for Tax Benefits actually realized by the Indemnified Party in the year in which the Loss was incurred, the following year or a preceding year. For purposes of this Agreement, a “Tax Benefit” means the reduction of Tax liabilities (calculated on the basis of the actual reduction in cash payments for Taxes) resulting from an increase in deductions, losses or tax credits or decrease in the income, gain or recapture of tax credits that the Indemnified Party or any Subsidiary or other Affiliate entity thereof could have reported or taken into account in such year, net of any Tax cost attributable to the receipt of any indemnity payment by the Indemnified Party hereunder including the Tax cost, calculated on a present value basis, of any reduction in the Indemnified Party’s future depreciation or amortization deductions.

8.9           Proportionality. With respect to the Threshold, caps and survival periods contained in this Agreement, such Thresholds, caps and survival periods are, and shall be at Closing, proportionate to the aggregate consideration to be paid at the Closing, the Threshold, caps and survival periods contained in the Roll-Up Transactions but, for greater certainty, to the extent that such Thresholds are in a higher proportion, such caps are in a lower proportion, or such survival periods are shorter, such terms will not be adjusted to be in the same proportion as in the other Roll-Up Transactions but shall remain as they are in this Agreement.

ARTICLE 9

TERMINATION

9.1           Termination of Agreement. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing by action taken or authorized by the board of directors of the terminating Party (or the terminating Party if it is an individual), notwithstanding any requisite approval and adoption of this Agreement and the Transaction by the GTY Shareholders referred to in Section 7.1(b), as follows, with the Questica Holders acting in each case only through the Questica Holders’ Representative:

(a)          by mutual written consent of each Party;

(b)          by either GTY, the Companies or the Questica Holders, if the Closing shall not have occurred on or before 5:00 p.m. Eastern Time on March 31, 2019 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill, or whose Affiliates failure to fulfill on its behalf, any material obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)          by either GTY, the Companies or the Questica Holders, if the GTY Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Required Vote shall not have been obtained;

(d)          by either GTY, the Companies or the Questica Holders, if any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Order which has become final and nonappealable, and which permanently restrains, enjoins or otherwise prohibits the Transaction, in whole or in part;

(e)          by GTY, (i) if any Questica Holder breaches any representation, warranty, covenant or agreement set forth in this Agreement (or any representation or warranty of any Questica Holder becomes untrue) such that the conditions set forth in Section 7.2(a) and Section 7.2(b) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by GTY to the breaching Party and the Questica Holders’ Representative; provided, that no GTY Party is in material breach of its obligations under this Agreement; or (ii) if there has been a Material Adverse Effect with respect to any Questica Holder (to the extent that such Material Adverse Effect renders such Questica Holder unable to transfer its portion of the Questica Shares pursuant to this Agreement), any Company Party or the Business;

(f)          by the Companies or the Questica Holders, (i) if GTY or Exchangeco breaches any representation, warranty, covenant or agreement set forth in this Agreement (or if any representation or warranty of GTY or Exchangeco becomes become untrue), in either case, such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by Questica Holders’ Representative to the breaching Party; provided, that no Questica Holder or Company Party is in material breach of its obligations under this Agreement; (ii) if there has been a Material Adverse Effect with respect to any GTY Party; or

(g)          by GTY, if the aggregate dollar amount of the GTY Stockholder Redemptions equals or exceeds an amount that would cause the cash held in the Trust Account to be less than the Necessary Cash Amount.

(h)          by GTY if GTY has not received the PCAOB Audited Financial Statements on or before December 31, 2018.

9.2           Effect of Termination.

If this Agreement is terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate; provided, however, (a) any such termination shall not relieve any party from Loss for any actual fraud and (b) Section 5.4(b), this Section 9.2, ARTICLE 10 (to the extent any defined terms are used in any of the other surviving provisions) and ARTICLE 11 shall survive the termination.

ARTICLE 10

DEFINITIONS

“Accounting Arbitrator” has the meaning set forth in Section 1.6(d).

“Accounts Receivable” has the meaning set forth in Section 3.23(a).

“Acquisition Proposal” has the meaning set forth in Section 5.6.

“actual fraud” means, with respect to a Party hereto, an intentionally false representation made with the intent to deceive by such Party in making a representation or warranty under ARTICLE 3, ARTICLE 4 or ARTICLE 5, as applicable, where the other party relied on such false representation to its detriment, provided that such intentionally false representation by such party shall not be deemed to exist unless, one or more of the Knowledge Parties of such party had actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty made by such party under ARTICLE 3, ARTICLE 4 or ARTICLE 5, as applicable, was false or misleading in any respect when made. As used herein, (i) the “Knowledge Parties” of the Company Parties shall be the individuals named in the defined term “Knowledge” with respect to the Companies, (ii) the “Knowledge Parties” of the each of the Questica Holders shall be TJ Parass with respect to Shockt Inc., Craig Ross with respect to Ross Soft Inc. and himself, Dennis Parass with respect to himself, and Allan Booth with respect to himself, (iii) the “Knowledge Parties” of GTY shall be Harry You and Carter Glatt.

“Additional GTY Filings” has the meaning set forth in Section 5.7(b).

“Adjustment Amount” has the meaning set forth in Section 1.7(a).

“Adverse Consequences” means all actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages, and other expenses (including interest, penalties, court costs and reasonable attorneys’ fees, expenses and costs of investigation, whether in connection with Third Party Claims or claims among the Parties related to the enforcement of the provisions of this Agreement); provided, that in no event shall Adverse Consequences include any amounts paid in settlement, liabilities, losses, damages, and other costs or expenses that are or constitute punitive damages, except to the extent payable in connection with a Third Party Claim.

“Affiliate” means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preface of this Agreement.

“Ancillary Agreements” means the Escrow Agreement, the Questica Holder Lockup Agreement, and each of the other agreements being executed and delivered pursuant to this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar Laws regarding corruption, bribery, ethical business conduct, or gifts, hospitalities, or expense reimbursements to public officials and private persons which are applicable in countries where the Companies and their respective Subsidiaries engage in business.

“ASPE” means Canadian Accounting Standards for Private Enterprises, as set out in the Handbook of CPA Canada, as in effect from time to time, consistently applied.

“BCBCA” means the Business Corporations Act (British Columbia).

“Bid” has the meaning set forth in Section 3.13(a).

“Breach Notice” has the meaning set forth in Section 8.3(a).

“Business” has the meaning set forth in the preliminary statements to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Toronto, Ontario or New York, New York.

“Callco” means 1176370 B.C. Unlimited Liability Company, an unlimited liability company incorporated under the BCBCA which, at the Effective Time, will be a wholly-owned subsidiary of GTY.

“Capital Stock” means, with respect to a Person, (a) the capital stock, shares, limited liability company interests, partnership or membership interests (whether general or limited) or other equivalents of such Person’s equity, however designated and whether voting or non-voting, and (b) options, warrants, convertible or exchangeable securities, purchase rights, subscription rights, conversion or exchange rights, calls, puts, rights of first refusal or other Contracts that would require the Person to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any of the foregoing.

“Cash Consideration” means an amount equal to: (a) the Cash Purchase Price, less (b) the Estimated Closing Indebtedness Amount, less (c) the Purchase Price Escrow Amount, less (d) the Cash Escrow Amount, plus (e) the Estimated Closing Cash Amount.

“Cash Escrow Amount” means $6,000,000.

“Cash Purchase Price” means $60,000,000.

“CASL” means An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (S.C. 2010, c. 23).

“Certificates” means any certificates evidencing the Questica Shares

“Class A Exchangeable Shares” means the Class A Exchangeable Shares in the capital of Exchangeco.

“Class B Exchangeable Shares” means the Class B Exchangeable Shares in the capital of Exchangeco.

“Closing” has the meaning set forth in Section 1.9.

“Closing Date” has the meaning set forth in Section 1.9.

“Closing Date Cash” means Company Cash as of 11:59 P.M. on the date immediately prior to the Closing Date.

“Closing Date Consideration” has the meaning set forth in Section 1.3(b).

“Closing Date Indebtedness” means the aggregate Debt of the Companies and their respective Subsidiaries as of 11:59 P.M. on the date immediately prior to the Closing Date.

“Closing Form 8-K” has the meaning set forth in Section 5.7(c).

“Closing Press Release” has the meaning set forth in Section 5.7(c).

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Companies” means, collectively, Questica and Questica USCDN and “Company” means each of them individually.

“Company Benefit Plan” has the meaning set forth in Section 3.16(a).

“Company Cash” means the aggregate cash and cash equivalents of each Company and its Subsidiaries in accordance with ASPE; provided that Company Cash shall be net of the amount of outstanding checks, drafts of wire transfers (including any overdrawn accounts) and exclude any cash which is not freely usable to a subsequent purchaser or equity holder of either Company and/or its Subsidiaries because it is subject to restrictions or limitations on use or distribution by law or contract, including amounts held in escrow or as a deposit; provided, further, notwithstanding anything to the contrary, Company Cash shall in no event be less than zero.

“Company Government Contract” has the meaning set forth in Section 3.13(a).

“Company Government Subcontract” has the meaning set forth in Section 3.13(a).

“Company Parties” means, collectively, the Companies and each of their respective Subsidiaries.

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended, as well as any rules and regulations promulgated thereunder.

“Confidentiality Agreement” has the meaning set forth in Section 5.4(b).

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Consideration Shares” has the meaning set forth in Section 1.3(a)(ii).

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Covered Persons” has the meaning set forth in Section 6.2(a).

“Debt” means, without duplication, with respect to any Person, any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments, (c) obligations in respect of capitalized leases, (d) the principal or face amount of banker’s acceptances, surety bonds, performance bonds or letters of credit (in each case whether or not drawn), (e) any bonuses (including transaction-related bonuses), (f) any profit sharing payable, distributions payable, notes payable, or loans/advances payable, (g) any bank overdrafts, (h) any other liabilities recorded in accordance with ASPE on the balance sheet of each Company as of the Closing, including remaining obligations due to current or former employees, (i) any entity level Taxes payable and, for clarity, all payroll Taxes associated with transaction bonuses or other transaction based payments, past due payroll taxes, (j) deferred revenue, (k) indebtedness or obligations of the types referred to in the preceding clauses (a) through (j) of any other Person secured by any Lien, and (l) obligations in the nature of guarantees of obligations of the type described in clauses (a) through (i) above of any other Person, in each case together with all accrued interest thereon and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties; provided, however, for greater certainty, “Debt” shall not include any earnout payments or other similar payments owing under the asset purchase agreement dated the 20th day of June, 2017 by and among Questica Ltd., Powerplan Corporation and Pramod Deshpande.

“Designated Courts” has the meaning set forth in Section 11.16.

“Disclosure Schedule” means the respective disclosure schedules of (a) GTY and (b) Questica Holders, in each case, on the date of this Agreement and as may be amended, modified and supplemented after the date of this Agreement pursuant to Section 5.5.

“Disputed Amounts” has the meaning set forth in Section 1.6(c).

“Effective Time” means 10:00 a.m. Eastern Time on the Closing Date.

“Employment Agreements” means the employment agreements attached as Exhibit B between GTY and each of TJ Parass and Craig Ross.

“Engineer-to-Order Software Business” means the business of providing management software products and related services, including but not limited to support services for engineer to order companies.

“Environmental, Health, and Safety Requirements” means all Laws and Orders concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, discharge, release, threatened release, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” means an Escrow Agreement, substantially in the form of Exhibit D, by and among GTY, Questica Holders’ Representative and the Escrow Agent.

“Escrow Shares” means a number of Consideration Shares having an aggregate value of $2,000,000.

“Estimated Closing Cash Amount” has the meaning set forth in Section 1.5(a).

“Estimated Closing Indebtedness Amount” has the meaning set forth in Section 1.5(a).

“Exchangeco” has the meaning set forth in the preliminary statements to this Agreement.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares to be set forth in the articles of Exchangeco and substantially in the form set out in Exhibit H.

“Exchangeable Shares” means, collectively, the Class A Exchangeable Shares and the Class B Exchangeable Shares.

“Final Cash Consideration” has the meaning set forth in Section 1.6(e).

“Final Purchase Price Adjustment Statement” has the meaning set forth in Section 1.6(c) or Section 1.6(d), as applicable.

“Financial Reporting Manual” shall mean the SEC Financial Reporting Manual dated as of December 1, 2017.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Foreign Benefit Plan” has the meaning set forth in Section 3.16(a).

“Fundamental Representations” means, collectively, (a) all representations and warranties of the Questica Holders set forth in Article 2, (b) the representations and warranties of the Companies and the Questica Holders set forth in Sections 3.1 (Organization, Qualification, Power), 3.2 (Authorization), 3.3 (Capitalization and Subsidiaries), 3.4 (Non-contravention; Required Consents) other than 3.4(b), 3.5 (Brokers’ Fees), 3.6(d) (Transaction Expenses), 3.9 (Tax Matters) and 3.18 (Affiliate Transactions; Certain Business Relationships), and (c) the representations and warranties of GTY and Exchangeco set forth in Sections 4.1 (Organization, Qualification, Power), 4.2 (Authorization), 4.3 (Capitalization), 4.4 (Non-contravention; Required Consents), 4.5 (Brokers’ Fees).

“GAAP” means, with respect to GTY and any Person incorporated, merged or in the United States, the generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Goods” has the meaning set forth in Section 3.22(a).

“Governmental Body” means any international, foreign or domestic federal, provincial state or local government or quasi-governmental authority or any department, agency, subdivision, office, court or other tribunal of any of the foregoing, or any entity or enterprise owned, controlled or sponsored by any of the foregoing.

“GTY” has the meaning set forth in the preface of this Agreement.

“GTY Board” means the board of directors of GTY.

“GTY Class A Ordinary Shares” means the Class A ordinary shares of GTY, par value $0.0001 per share.

“GTY Class B Ordinary Shares” means the Class B ordinary shares of GTY, par value $0.0001 per share.

“GTY Common Stock” means the common shares of Holdings.

“GTY Equity Incentive Plan” means the GTY Equity Incentive Plan, containing the material terms set forth in Exhibit F hereto.

“GTY Indemnifiable Matter” has the meaning set forth in Section 8.1(a)(iii).

“GTY Indemnitees” has the meaning set forth in Section 8.1(a).

“GTY Parties” means, collectively, GTY and each of its Subsidiaries, including Exchangeco, and the Companies and their respective Subsidiaries from and after the Closing.

“GTY Public Shares” means the GTY Class A Ordinary Shares sold in GTY’s initial public offering.

“GTY SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by GTY with the SEC, including the Registration Statement, Additional GTY Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“GTY Shareholder Meeting” means a meeting of the stockholders of GTY to vote on the GTY Shareholder Voting Matters.

“GTY Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the approval of the Transaction, (b) the adoption and approval of the GTY Equity Incentive Plan, (c) the appointment and designation of the classes of, the members of the GTY Board, (d) providing its stockholders with the opportunity to elect to effect a GTY Stock Redemptions, (e) the GTY Merger and (f) any other proposals submitted to the vote of GTY’s stockholders in the Proxy Statement.

“GTY Shareholders” means the holders of GTY Class A Ordinary Shares and the holders of GTY Class B Ordinary Shares.

“GTY Stock Redemption” means election of an eligible holder of GTY Common Stock (as determined in accordance with the Trust Agreement) to redeem all or a portion of such holder’s shares of GTY Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance the Trust Agreement).

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements).

“Indemnifiable Claim” has the meaning set forth in Section 8.2(c).

“Indemnifiable Matter” has the meaning set forth in Section 8.1(b).

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Indemnity Escrow Account” means an escrow account designated by the Escrow Agent into which GTY will deposit (a) the Escrow Shares and (b) the Cash Escrow Amount.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) all works of authorship, copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works, integrated circuit topographies, and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means any Contract pursuant to which a Company Party uses Intellectual Property which is not owned by them or pursuant to which a Company Party grants any other Person the right to use any Intellectual Property owned by them.

“Interim Financial Statements” has the meaning set forth in Section 3.6(a)

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended, as well as any rules and regulations promulgated thereunder.

“IT Assets” means Software, systems, servers, computers, hardware, routers, hubs, switches, networks, data communications lines, and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Business.

“Key Customers” has the meaning set forth in Section 3.21(a).

“Key Suppliers” has the meaning set forth in Section 3.22(a).

“Knowledge” means (a) in the case of the Companies or the Questica Holders, the knowledge of any Company, any Questica Holder, TJ Parass, Allan Booth or Craig Ross, after due internal inquiry; and (b) in the case of GTY or Exchangeco, the knowledge of Harry You and Carter Glatt, after due inquiry.

“Law” means any foreign or domestic federal, provincial, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution, treaty or requirement enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or sub-leasehold estates and other material rights to use or occupy any land, Improvements or other interest in real property held or granted by the Company Parties.

“Leases” means all Contracts pursuant to which any Company Party holds or grants a leasehold or sub-leasehold estate, license or other rights to use or occupy any Leased Real Property, including all amendments, extensions, renewals, guaranties, Consents, non-disturbance agreements and other agreements with respect thereto.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, transfer restriction (other than restrictions under the US Securities Act and state securities Laws), right of first refusal, easement, right of way or zoning restriction, other than any license of Intellectual Property.

“Losses” means all Adverse Consequences directly relating to an Indemnifiable Matter.

“Made Available” shall mean that the information referred to (a) has been actually delivered (whether by email transmission or hand delivery) to GTY or to its outside legal counsel or (b) has been posted in a “data room” (virtual or otherwise) established by the Questica Holders or any Company Party and to which GTY has access, in each case, at least two (2) Business Days prior to the execution of this Agreement.

“Material Adverse Effect” means any event, change, development, occurrence, condition or effect with respect to a Party (or any Company Party or GTY Party) that, individually or in the aggregate, has had or could reasonably result in a material and adverse effect on the business, financial condition, prospects or results of operations of such Person, in both magnitude and duration; provided, that, to the extent any such event, change, development, occurrence, condition or effect having the results described in the foregoing results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Material Adverse Effect: (a) changes after the date hereof generally affecting the economy, capital, financial, credit or securities markets, including changes in interest and exchange rates; (b) changes after the date hereof in general legal, tax, regulatory, political or business conditions in countries in which the Person does business, (c) any failure of such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period; provided, however, that the facts and circumstances underlying any such failure may, except as may otherwise be limited by this definition, be considered in determining whether a Material Adverse Effect has occurred; (d) any outbreak or escalation of war, armed hostilities, sabotage, or any act of terrorism or any escalation or worsening of any such acts of war, armed hostilities, sabotage or act of terrorism underway as of the date hereof; (e) general conditions (including market or economic conditions) in the industries in which such Person operates (except to the extent the party suffering such event is affected in a materially disproportionate manner relative to other companies in the industries in which such Person conducts business); (f) a change after the date hereof in GAAP or the generally accepted accounting principles in the United States, as in effect from time to time, of a Party, as applicable, with respect to a Questica Holder or a Company Party, or interpretations thereof; or (g) earthquakes, hurricanes, floods, or other natural disasters; provided further, in each of clauses (a), (b), (d), (e), (f) and (g) of this definition, so long as such event, change, development, occurrence, condition or effect referenced do not have a disproportionate effect on such Person (as compared to other participants in the industry in which such Person operates).

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.12(a) of the Questica Holders’ Disclosure Schedule.

“Most Recent Fiscal Year End” means the fiscal year ended August 31, 2017.

“Necessary Cash Amount” means $325,000,000.

“Order” means any legally binding order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice, including with respect to frequency and amount, and with a view towards operating and maintaining the business rather than a view towards the sale of the business to an unaffiliated third party.

“Organizational Documents” means with respect to any entity, the articles of incorporation, deed of incorporation, certificate of formation or other applicable organizational or charter documents relating to the creation or organization of such entity, and the bylaws, operating agreement, articles of association, partnership agreement or other applicable document relating to the operation, governance or management of such entity.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Company Parties.

“Owned Real Property” means all land, together with all Improvements located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by the Company Parties.

“Party” has the meaning set forth in the preface of this Agreement.

“PCAOB Financial Statements” has the meaning set forth in Section 5.13.

“Permit” means any license, import license, export license, franchise, authorization, permit, certificate, certificate of occupancy issued by any Person.

“Permitted Liens” means, collectively, (a) Liens for Taxes not yet due or payable or for Taxes that the Company Parties are contesting in good faith through appropriate Proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the balance sheet contained within the Financial Statements, (b) Liens of a landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) title of a lessor under a capital or operating lease, (d) Liens created by or through GTY, (e) Liens created by or arising under this Agreement, (f) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body or other third party, all of which do not materially interfere with the conduct of the business of the Company Parties, (g) pledges or deposits to secure the obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations to the extent reflected on the Financial Statements, (h) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially, and would not reasonably be expected to impair materially, the continued use and operation of the assets to which they relate, (i) Liens that will be released at Closing as a consequence of the consummation of the Transaction, and (j) those Liens set out in Schedule 10 to the Disclosure Schedule under the title “Permitted Liens”.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the US Securities Exchange Act).

“Personal Information” means, to the extent covered by applicable Canadian and United States’ Law, information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including name, Social Security or other government ID number, health information, financial account information, email address, account information, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data; geolocation information, Internet Protocol (IP) addresses or any other personally identifiable information.

“Pre-Closing Reorganization” has the meaning set forth in Section 5.12.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.3(a).

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.3(a).

“Privacy and Security Requirements” means (a) all Privacy Laws; (b) all applicable Privacy Contracts, and (c) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between the Company Parties and any Person that are applicable to the Processing of Personal Information or data.

“Privacy Laws” means any Canadian or United States Laws or Orders applicable to the processing of Personal Information, including any Laws or Orders applicable to the Processing of biometric data, the Federal Trade Commission Act; the Personal Information Protection and Electronic Documents Act (Canada), the Personal Information Protection Act (British Columbia), the Personal Information Protection Act (Alberta), and the Act respecting the protection of personal information in the private sector (Quebec); and all Canadian or United States Laws related to breach notification.

“Privacy Policies” means all written policies applicable to the Company Parties relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any claim, demand, action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether public or private, or civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Process” or “Processing” means the creation, collection, use (including, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Pro Rata Portion” means the percentage obtained by dividing (a) the number of Questica Shares owned by a Questica Holder as of the Closing Date, by (b) the total number of Questica Shares issued and outstanding as of immediately prior to the Closing.

“Proxy Statement” has the meaning set forth in Section 5.7(b).

“Publicly Available Software” means any Software that is distributed as free software or open source software, including any Software that contains, or is derived in any manner (in whole or in part) from, any Software that requires as a condition of use, modification and/or distribution that such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no or minimal charge (including but not limited to Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software Licenses).

“Purchase Consideration” has the meaning set forth in Section 1.2.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 1.6(a).

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.6(c).

“Purchase Price Escrow Account” has the meaning set forth in Section1.3(a)(iv).

“Purchase Price Escrow Amount” has the meaning set forth in Section1.3(a)(iv).

“Questica” has the meaning set forth in the preliminary statements to this Agreement.

“Questica Holder Indemnifiable Matter” has the meaning set forth in Section 8.1(b).

“Questica Holder Indemnitees” has the meaning set forth in Section 8.1(b).

“Questica Holder Lockup Agreement” means a lockup agreement substantially in the form of Exhibit I attached hereto.

“Questica Holders” has the meaning set forth in the preliminary statements to this Agreement.

“Questica Holders’ Representative” has the meaning set forth in Section 11.20.

“Questica Shares” has the meaning set forth in the preliminary statements to this Agreement.

“Questica USCDN” has the meaning set forth in the preliminary statements to this Agreement.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by GTY under the US Securities Act with respect to shares of GTY Common Stock to be issued in connection with this Transaction and the Roll-Up Transactions.

“Released Claims” has the meaning set forth in Section 11.1.

“Released Parties” has the meaning set forth in Section 11.1.

“Releasing Parties” has the meaning set forth in Section 11.1.

“Required Vote” means the vote of such GTY Shareholders as set forth in the Proxy Statement required to approve the GTY Shareholder Voting Matters.

“Restrictive Covenant Agreements” means restrictive covenant agreements between GTY and each of the Questica Holders in the form attached hereto as Exhibit A.

“Roll-Up Transactions” the transactions contemplated by that certain (i) Unit Purchase Agreement, dated as of the date hereof by and among Sherpa Government Solutions LLC, a Delaware limited liability company, GTY, and the other parties listed therein; (ii) Agreement and Plan of Merger, dated as of the date hereof by and among eCivis, Inc., a Delaware corporation, GTY, and the other parties listed therein; (iii) Agreement and Plan of Merger, dated as of the date hereof by and among Open Counter Enterprises Inc., a Delaware corporation, GTY, and the other parties listed therein; (iv) Agreement and Plan of Merger, dated as of the date hereof by and among CityBase, Inc., a Delaware corporation, GTY, and the other parties listed therein; and (v) Arrangement Agreement, dated as of the date hereof by and among Bonfire Interactive Ltd., a corporation incorporated under the laws of Ontario, Canada, GTY, and the other parties listed therein.

“SEC” means the United States Securities and Exchange Commission.

“Security Breach” means breach, security breach, or breach of Personal Information or Data under applicable United States and Canadian Laws.

“Security Incident” means any attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with system operations of IT Assets.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.

“Signing Form 8-K” has the meaning set forth in Section 5.7(a).

“Signing Press Release” has the meaning set forth in Section 5.7(a).

“Software” means all computer software programs and databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades, and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing and all media and other tangible property necessary for the delivery or transfer thereof.

“Split Assets” has the meaning set forth in Section 5.14.

“Straddle Period” means any taxable period of a Subsidiary of either of the Companies that begins prior to the Closing Date and ends after the Closing Date.

“Straddle Period Tax Returns” has the meaning set forth in Section 6.3(b).

“Subsidiary” means, with respect to any Person, means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Support Agreement” means the Support Agreement between GTY, Exchangeco, Callco and the Questica Holders’ Representative.

“Tax” or “Taxes” means any federal, state, provincial, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, goods and services, harmonized sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge, including all employment insurance, health insurance and Canada, Quebec and other government pension plan and other employer plan premiums, contributions or withholdings and all other taxes and similar government charges of any kind (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law), including as a transferee or successor, by Contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Act” means the Income Tax Act, R.S.C. 1985 (5th Supp.) c.1.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Third-Party Claim” has the meaning set forth in Section 8.3(b).

“Third Party IP” has the meaning set forth in Section 5.14.

“Threshold” has the meaning set forth in Section 8.2(b).

“Total ETO Asset Purchase Agreement” has the meaning set forth in Section 5.14.

“Tracking Applications” means any software disseminated by any entity on behalf of any of the Company Parties that is installed on consumers’ computers and used by any entity on behalf of any of the Company Parties to monitor, record or transmit information about activities occurring on the computers on which it is installed, or about information that is stored or created on, transmitted from or transmitted to the computers on which it is installed.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction” means, collectively, the transactions contemplated and to be effected by this Agreement and the Ancillary Agreements

“Transaction Expenses” means any and all reasonable, documented, out-of-pocket legal, accounting, tax, financial advisory, environmental consultants and other professional or transaction related costs, fees and expenses incurred by Questica Holders, any Company Party or GTY Party in connection with this Agreement and the Ancillary Agreements or in investigating, pursuing or completing the Transaction (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers and including any fees incurred in the preparation of the PCAOB Financial Statements).

“Trust Account” has the meaning set forth in Section 4.9.

“Trust Agreement” means the Investment Management Trust Agreement, dated October 26, 2016, by and between GTY and the Trustee.

“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Underlying Shares” has the meaning set forth in Section 5.8.

“US Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“US Securities Exchange Act” means the US Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“WARN Act” has the meaning set forth in Section 3.15(d).

ARTICLE 11

MISCELLANEOUS

11.1         Releases. Effective as of the Closing, each Questica Holder, on behalf of himself and his Affiliates, successors and assigns (collectively, the “Releasing Parties”), hereby generally releases, remises and forever discharges the GTY Parties and the Companies and each of their successors and permitted assigns, and the current and former officers, employees, directors, shareholders, and representatives thereof (collectively, the “Released Parties”) from and against any and all claims, demands, Liens, actions, litigation, Contracts, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, orders, requirements of applicable Law, Losses and liabilities of whatever kind or nature in law, equity or otherwise, whether or not now known or suspected, that have existed or may have existed, or that do exist or that hereafter can, shall or may exist, based on any facts, events or omissions occurring from any time on or prior to the execution and delivery of this Agreement arising out of, caused by or as a result of any rights any Releasing Party may have against the Released Parties (collectively, the “Released Claims”); provided, however, that the foregoing release shall not apply to any rights any Questica Holder may have under this Agreement or any Ancillary Agreement. Each Questica Holder hereby represents and warrants to the GTY Parties that he or it has not voluntarily or involuntarily assigned, pledged, encumbered or in any manner transferred or conveyed all or any portion of the Released Claims and that no Person other than such party has any interest in any Released Claims by applicable Law or Contract or by virtue of any action or inaction by such party. Each Questica Holder, for itself and the other Releasing Parties, hereby covenants and agrees not to sue any of the Released Parties with regard to any of the Released Claims.

Notwithstanding the above-referenced provision, and for the purpose of implementing a full and complete release and discharge of the Released Parties, each Questica Holder expressly acknowledges and agrees that this Agreement and this provision is in full accord, satisfaction, and discharge of any and all of such Released Claims and that this Agreement and this provision has been executed with the express intention of effectuating a complete extinguishment of all known and unknown claims. Each Questica Holder stipulates and agrees that such Questica Holder hereby expressly waives and relinquishes to the fullest extent permitted by applicable Law any and all provisions, rights and benefits conferred by applicable Law of any state or territory of the United States, or principle of common law, relating to the preservation of unknown claims, including Cal. Civ. Code § 1542 (and all other applicable Law, rules and regulations which are similar, comparable, or equivalent to said code section), which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each Questica Holder hereby acknowledges that the inclusion of “unknown claims” in the Released Claims set forth above was separately bargained for and was a key element of the transactions contemplated by, and the covenants and agreements set forth in, this Agreement.

11.2         Fees and Expenses. Except as specifically provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses; provided, that upon and subject to the occurrence of the Closing, the Transaction expenses of each Party (including reasonable Transaction Expenses) shall be paid or reimbursed from the working capital of GTY.

11.3         Press Releases and Public Announcements. Except as may be required by applicable Law or provided herein (including under Section 5.7), no Party shall issue, or permit its Affiliates to issue, any press release or make any public announcement relating to the subject matter of this Agreement or the Transaction without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

11.4         Employee Information. The Parties agree that (a) the employee information disclosed to GTY pursuant to Section 3.15 of the Questica Holders’ Disclosure Schedule was necessary for GTY’s determination to enter into this Agreement and proceed with the transactions contemplated by this Agreement and for the Parties to proceed with the Closing, and (b) such information relates solely to the carrying on of the business of the Company Parties and will only be used for those purposes for which it was initially collected from or in respect of such employees.

11.5         Entire Agreement. This Agreement and each of the Ancillary Agreements constitute the entire agreement among the Parties and supersedes, except as set forth in Section 5.3(b), all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.6         Successors; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign (whether pursuant to a merger, by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, GTY may, without prior written approval of any other Party, assign its rights, interests and obligations hereunder to an Affiliate as further described in the Recitals of this Agreement. Except the indemnified parties with respect to Section 6.2 and the Questica Holder Indemnitees and the GTY Indemnitees as provided in ARTICLE 8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.7         Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures or other electronic delivery.

11.8         Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.9         Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Questica Holders or the	Craig Ross
Company Parties before Closing,	980 Fraser Drive, Unit 105
then to Questica Holders’	Burlington, ON, Canada
Representative:	L7L5P5
Facsimile: (905) 634-0110 x 513
Email: Roscoconsulting@gmail.com

with a copy to:	Torkin Manes LLP
151 Yonge Street, Suite 1500
Toronto, Ontario, M5C 2W7

Attention: Allan Bronstein
Facsimile: 1-888-463-8129
Email: abronstein@torkinmanes.com

If to GTY, Exchangeco or the	Harry You
Company Parties after Closing:	1180 North Town Center Drive, Suite 100
Las Vegas, Nevada 89144
Email: Harry@gtytechnology

with a copy to:	Winston & Strawn LLP
200 Park Avenue
New York, NY 10166-4193
Attention: Joel L. Rubinstein, Esq.
Jason D. Osborn, Esq.
Facsimile: (212) 294-5336
Email: JRubinstein@winston.com
JOsborn@winston.com

with a copy to:	Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
41st Floor
Montréal, Quebec H3B 3V2
Attention: John Leopold
Facsimile: (514) 397-3222
Email: JLeopold@stikeman.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.10         Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Province of Ontario, without regard to its conflicts of law rules. The parties hereto agree that in the event of any dispute regarding this Agreement, non-exclusive jurisdiction for such dispute shall reside in the Courts of the Province of Ontario, and the parties further agree to waive any right to petition for change of venue.

11.11         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.12         Specific Performance. Each of the Parties hereby acknowledges and agrees that the transactions contemplated by this Agreement are unique and irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and in the event of breach of this Agreement by a Party, the non-breaching Party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching Party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

11.13         Non-Recourse. This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement and any permitted assignee. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement or any Subsidiary of GTY will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

11.14         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

11.15         Construction. The Disclosure Schedules, Exhibits and other attachments to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation”, (d) references to “hereunder” or “herein” relate to this Agreement as a whole, (e) the non-capitalized word “day” means calendar day, (f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”, (g) except as otherwise specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith, (h) except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules, annexes and exhibits attached thereto, (i) except as otherwise specifically provided herein, all references in this Agreement to the Companies shall be deemed to include the Companies and their respective Subsidiaries and (j) the Parties have participated jointly in negotiating and drafting this Agreement, and in the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits and Disclosure Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit or Disclosure Schedule. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

11.16         Currency. All monetary amounts in this Agreement, unless otherwise expressly set forth herein, are expressed in U.S. Dollars.

11.17         Trust Account Waiver. Each Company and each Questica Holder acknowledges that GTY has established the Trust Account for the benefit of its public shareholders, which holds proceeds of its initial public offering. For and in consideration of GTY entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company and each Questica Holder, for itself and the affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to GTY’s public shareholders), and hereby waives any claims it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to GTY’s public shareholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) among GTY and the Companies or the Companies’ respective shareholders and will not seek recourse against the Trust Account (or distributions therefrom to GTY’s public shareholders) for any reason whatsoever.

11.18         Solicitor-Client Privilege.

The parties hereby acknowledge and agree that: (a) Torkin Manes LLP and Much Shelist LLP (collectively, “Vendor Counsel”) have represented the Questica Holders and the Company Parties in connection with negotiating and consummating the transactions contemplated hereby (“Transactional Matters”), (b) the solicitor-client privilege (and related work product doctrine) relating to Vendor Counsel’s representation of the Questica Holders or the Company Parties, or both, in connection with the Transactional Matters, and all information, documents, and communications within the period commencing on May 11, 2018 and ending at such time as matters pertaining to this Agreement have been fully resolved, whether written or oral, covered by such privilege, shall belong to and be controlled solely by the Questica Holders (and may be waived solely by the Questica Holders), shall constitute assets of the Questica Holders, and neither the GTY nor any of the Company Parties shall control such privilege or claim or assert that it has been waived in connection with the Transactional Matters or assert that Vendor Counsel has any duty to reveal any of the communications or work product covered by such privilege to GTY or any of the Company Parties; provided that with respect to any claim by a third-party against the Questica Holders or the Company Parties, such Questica Holder or Company Party shall control such privilege or claim and have rights to such documents or communications. Notwithstanding any current or prior representation of the Questica Holders or any Company Party by Vendor Counsel, GTY: (A) agrees that Vendor Counsel may represent the Questica Holders in enforcing their rights or defending their interests in any dispute or litigation and that it will not assert or cause or permit GTY or any Company Party or their respective Affiliates to assert that Vendor Counsel’s representation of the Questica Holders or any Company Party is a basis for disqualifying Vendor Counsel from so representing the Questica Holders, and (B) waives, for itself and, after Closing, on behalf of any Company Party and its respective Affiliates, any conflict of interest that may arise or be asserted in connection with Vendor Counsel’s representation of the Questica Holders or any Company Party.

11.19         Questica Holders’ Representative.

(a)          Each Questica Holder shall be deemed to have appointed Craig Ross (“Questica Holders’ Representative”) to serve as Questica Holders’ Representative for and on behalf of Questica Holders, to give and receive notices and communications in connection with this Agreement, any Ancillary Agreement and the Transaction, to take all actions on behalf of the Questica Holders pursuant to this Agreement and any Ancillary Agreement, and to take all actions necessary or appropriate in the judgment of Questica Holders’ Representative for the accomplishment of the foregoing. More specifically, Questica Holders’ Representative shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement or to the termination hereof or thereof) required or permitted hereunder on behalf of each Questica Holder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each Questica Holder, and any notice, communication, document, certificate or information required (other than any notice required by Law) to be given to any such Questica Holder hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to Questica Holders’ Representative. Questica Holders’ Representative shall be authorized to take all actions on behalf of Questica Holders in connection with any claims made under Article 8 of this Agreement, to defend or settle such claims, and to make payments in respect of such claims on behalf of the Questica Holders. No bond shall be required of Questica Holders’ Representative, and Questica Holders’ Representative. Notices or communications to or from Questica Holders’ Representative shall constitute notice to or from each Questica Holder. The Questica Holders are entitled to replace the Questica Holders’ Representative by providing GTY with a written notice signed by a majority of the Questica Holders notifying GTY as to the identity of the replacement Questica Holders’ Representative (who will be deemed the Questica Holders’ Representative for all purposes under this Agreement or in any Ancillary Agreement).

(b)          GTY is hereby entitled to rely on all statements, representations and decisions of Questica Holders’ Representative and shall have no liability to the Company Parties, Questica Holders and Questica Holders’ Representative in connection with any actions taken or not taken in reliance on such statements, representations and decisions of Questica Holders’ Representative. A decision, act, consent or instruction of Questica Holders’ Representative shall constitute a decision of all Questica Holders and shall be final, binding and conclusive upon all Questica Holders.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President and Chief Financial Officer

1176368 B.C. LTD.

By:	/s/ Harry L. You
Name: Harry L. You
Title: Director

QUESTICA INC.

By:	/s/ Timothy J. Parass
Name: Timothy J. Parass
Title: President

QUESTICA USCDN INC.

By:	/s/ Timothy J. Parass
Name: Timothy J. Parass
Title: President

CRAIG ROSS, as Questica Holders’ Representative

/s/ Craig Ross
Craig Ross

QUESTICA HOLDERS:

SHOCKT INC.

By:	/s/ Timothy J. Parass
Name: Timothy J. Parass
Title: President and Secretary

FERNBROOK HOMES (HI-TECH) LIMITED

By:	/s/ Howard Steinberg
Name: Howard Steinberg
Title: Authorized Signing Officer

ROSS SOFT INC.

By:	/s/ Craig Ross
Name: Craig Ross
Title: President

/s/ Dennis Parass
Dennis Parass

/s/ Allan Booth
Allan Booth